PROSPECTUS	Filed Pursuant to Rule 424(b)(3) Registration No. 333-265592

Lilium N.V.

Secondary Offering of
Up to 21,691,268 Class A Shares

This prospectus relates to the offer and sale from time to time by Tumim Stone Capital LLC (“Tumim” or the “selling securityholder”) of up to 21,691,268 of our class A ordinary shares, nominal value €0.12 per share (“Class A Shares”).

This prospectus provides you with a general description of such securities and the general manner in which the selling securityholder may offer or sell the securities. More specific terms of any securities that the selling securityholder may offer or sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the securities being offered and the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus.

The Class A Shares being offered by Tumim have been and may be issued pursuant to the share purchase agreement dated June 3, 2022 that we entered into with Tumim (the “Purchase Agreement”). We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of our Class A Shares by Tumim. However, we may receive up to approximately $64.2 million in aggregate gross proceeds from sales of our Class A Shares to Tumim that we may make under the Purchase Agreement, from time to time, and have received gross proceeds of approximately $10.8 million from our sales of 4,262,000 Class A Shares at an average price of $2.52 per Class A Share to Tumim made pursuant to the Purchase Agreement as of September 28, 2022.

On June 8, 2022, we issued 262,697 Class A Shares (the “Commitment Shares”) to Tumim as consideration for Tumim’s irrevocable commitment to purchase Class A Shares under the Purchase Agreement. See the sections entitled “Tumim Stone Capital Committed Equity Financing” for a description of the transactions contemplated by the Purchase Agreement and “Selling Securityholder” for additional information regarding Tumim.

We are registering the securities described above for resale pursuant to, among other things, the registration rights agreement between us and the selling securityholder. Our registration of the securities covered by this prospectus does not mean that either we or the selling securityholder will issue, offer or sell, as applicable, any of the securities. Tumim may sell the Class A Shares included in this prospectus in a number of different ways and at varying prices. We provide more information about how Tumim may sell the Class A Shares in the section entitled “Plan of Distribution.” Tumim is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended (the “Securities Act”).

Tumim will pay all brokerage fees and commissions and similar expenses in connection with the offer and resale of the Class A Shares by Tumim pursuant to this prospectus. We will pay the expenses (except brokerage fees and commissions and similar expenses) incurred in registering under the Securities Act the offer and resale of the Class A Shares included in this prospectus by Tumim, including legal and accounting fees. See “Plan of Distribution.”

Our Class A Shares are listed on The Nasdaq Global Select Market (“Nasdaq”) under the symbol “LILM”. On September 30, 2022, the closing sale price as reported on Nasdaq of our Class A Shares was $2.28 per share.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision.

We are an “emerging growth company” as that term is defined in the Jumpstart Our Business Startups Act of 2012 and, as such, are subject to reduced public company reporting requirements.

Our principal executive offices are located at Claude-Dornier Straße 1, Bldg. 335, 82234 Wessling, Germany.

Investing in our Class A Shares involves a high degree of risk. Before buying any Class A Shares, you should carefully read the discussion of material risks of investing in our Class A Shares in “Risk Factors” on page 11 of this prospectus, in any applicable prospectus supplement and as described in certain of the documents we may incorporate by reference herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated October 12, 2022

You should rely only on the information contained in this prospectus and any amendment or supplement to this prospectus, as well as any information incorporated by reference herein or therein. Neither we, nor the selling securityholder, have authorized any other person to provide you with different or additional information. Neither we, nor the selling securityholder, take responsibility for, nor can we provide assurance as to the reliability of, any other information that others may provide. The selling securityholder is not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus, any applicable prospectus supplement or any documents incorporated by reference herein or therein is accurate only as of the date hereof or thereof or such other date expressly stated herein or therein, and our business, financial condition, results of operations or prospects may have changed since those dates.

Except as otherwise set forth in this prospectus, neither we nor the selling securityholder have taken any action to permit a public offering of these securities outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of these securities and the distribution of this prospectus outside the United States.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-3 that we filed with the United States Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, the selling securityholder may, from time to time, offer and sell the Class A Shares described in this prospectus in one or more offerings.

We will not receive any proceeds from the sale of Class A Shares to be offered by the selling securityholder pursuant to this prospectus, but we will receive proceeds from the sale of our Class A Shares to the selling securityholder pursuant to the Purchase Agreement. We will pay the expenses, other than underwriting discounts and commissions, if any, associated with the sale of our Class A Shares pursuant to this prospectus. To the extent required, we and the selling securityholder, as applicable, will deliver a prospectus supplement with this prospectus to update the information contained in this prospectus. The prospectus supplement may also add, update or change information included in this prospectus. You should read both this prospectus and any applicable prospectus supplement, together with additional information described below under the captions “Where You Can Find More Information” and “Documents Incorporated by Reference.” We have not, and the selling securityholder has not, authorized anyone to provide you with information different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date on the front cover of the prospectus. You should not assume that the information contained in this prospectus is accurate as of any other date.

This prospectus is not an offer of Class A Shares in any jurisdiction where an offer is not permitted.

On September 14, 2021 (the “Closing Date”), we closed the business combination (the “Business Combination”) pursuant to the Business Combination Agreement, dated as of March 30, 2021 (as amended, the “Business Combination Agreement”), by and among Qell Acquisition Corp., a Cayman Islands exempted company, Lilium GmbH, a German limited liability company, Lilium B.V., a Dutch private liability company (besloten vennootschap met beperkte aansprakelijkheid) (which was converted into a Dutch public limited liability company (naamloze vennootschap), Lilium N.V., prior to the closing of the Business Combination), and Queen Cayman Merger LLC, a Cayman Islands limited liability company and wholly owned subsidiary of Lilium (“Merger Sub”).

On the Closing Date, (i) Qell converted the class A ordinary shares of Qell (the “Qell Class A Ordinary Shares”) into a claim for corresponding equity in Merger Sub, with such claim then contributed to Lilium in exchange for one Class A Share, (ii) the shareholders of Lilium GmbH exchanged their shares of Lilium GmbH for shares in the capital of Lilium, with all Lilium GmbH shareholders, but Daniel Wiegand, receiving Class A Shares in the share capital of Lilium, and Daniel Wiegand receiving Class B Shares, and (iii) each outstanding warrant to purchase a Qell Class A Ordinary Share was converted into a warrant to purchase one Class A Share.

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FREQUENTLY USED TERMS

Unless otherwise stated in this prospectus, any prospectus supplement or the documents incorporated by reference herein or therein, or the context otherwise requires, references to:

“Azul” means Azul S.A. and Azul Linhas Aereas Brasileiras S.A., collectively.

“Azul Warrant” means the warrants issued on October 22, 2021 to Azul, which are exercisable for 1,800,000 Class A Shares at an exercise price of €0.12 per Class A Share.

“Board” means the board of directors of Lilium N.V.

“Business Combination” means the transactions contemplated by the Business Combination Agreement.

“Business Combination Agreement” means the Business Combination Agreement, dated March 30, 2021, as amended, by and among Lilium GmbH, Merger Sub, Qell and Lilium.

“Class A Shares” means the ordinary shares A, with a nominal value of €0.12 per share, in the share capital of Lilium.

“Class B Shares” means the ordinary shares B, with a nominal value of €0.36 per share, in the share capital of Lilium.

“Class C Shares” means the ordinary shares C, with a nominal value of €0.24 per share, in the share capital of Lilium.

“Closing Date” means the date of the closing of the transactions contemplated by the Business Combination Agreement.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” means Lilium, unless the context indicates otherwise.

“COVID-19” means the novel coronavirus known as SARS-CoV-2 or COVID-19, and any evolutions, mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

“DCGC” means the Dutch Corporate Governance Code 2016.

“eVTOL” means electric vertical take-off-and-landing.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“General Meeting” means a general meeting of the shareholders of the Company.

“Lilium,” as well as terms such as “we,” “us,” “our” and similar terms, means (i) Lilium N.V., together with its subsidiaries, after conversion into a Dutch public limited liability company and (ii) Lilium B.V. prior to the conversion into a Dutch public liability company. As the context may require, the foregoing terms may also refer to local holders of air operator certificates or similar aviation operating authorities who Lilium anticipates will operate and control Lilium network air carrier operations in certain jurisdictions in order to comply with applicable law.

“Lilium Jets” means the fully electric eVTOL aircraft being developed by Lilium.

“Nasdaq” means The Nasdaq Global Select Market.

“Private Warrants” means the warrants of Lilium N.V. originally held by certain former Qell shareholders, purchased by such holders in a private placement that occurred concurrently with the closing of Qell’s initial public offering and converted into warrants to purchase one Class A Share at a price of $11.50 per share, subject to adjustment, at the closing of the Business Combination.

“Public Warrants” means the publicly listed warrants of Lilium N.V. to purchase one Class A Share at a price of $11.50, subject to adjustment, trading on the Nasdaq under the symbol “LILMW.”

“Qell” means Qell Acquisition Corp., a Cayman Islands exempted company.

“Qell Class A Ordinary Shares” means Qell’s Class A ordinary shares.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Shares” means the Class A Shares, the Class B Shares and the Class C Shares.

“SPAC Warrants” means, collectively, the Public Warrants and Private Warrants.

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PROSPECTUS SUMMARY

This summary highlights certain information about us, this offering and selected information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in the Class A Shares covered by this prospectus. This summary is qualified in its entirety by the more detailed information included in or incorporated by reference into this prospectus and any applicable prospectus supplement. For a more complete understanding of the Company and our securities, we encourage you to read in their entirety and consider carefully the more detailed information in this prospectus and any related prospectus supplement, including the documents referred to in “Where You Can Find More Information” and “Documents Incorporated by Reference,” before making an investment decision. Some of the statements in this prospectus constitute, and certain statements in any prospectus supplement or the documents incorporated by reference herein and therein may be, forward-looking statements that involve assumptions, risks and uncertainties as further described in “Cautionary Note Regarding Forward-Looking Statements.”

Our Company

Lilium is a next-generation transportation company. We are focused on developing an eVTOL aircraft for use in a new type of high-speed air transport system for people and goods - one that would (i) offer increased connectivity for communities around the world as well as generate time savings to travelers, (ii) be easily accessible from areas designed specifically for eVTOL aircraft to take off and land (“Vertiports”) close to homes and workplaces, (iii) be affordable for a large part of the population and (iv) be more environmentally friendly than current regional air transportation.

The products we are developing are fully electric jet aircraft that can take off and land vertically with low noise. Our objective is for the Lilium Jets to be the basis for sustainable, high-speed regional air mobility (“RAM”) networks, which refers to networks that will connect communities and locales with a region directly with one another. We believe such networks will require less infrastructure than traditional airports or railway lines and a fully electric jet aircraft would produce minimal operating emissions. We expect our Lilium Jets will generate zero operating emissions during flight. A single trip might save hours for a traveler; in aggregate, these networks could save our societies millions of travel hours - and significant carbon emissions - each year.

Currently, our development efforts are focused on our ongoing certification process for the Lilium Jet with the European Union Aviation Safety Agency and the Federal Aviation Administration and building out our manufacturing capacity. We plan to rely on three business models. First, we plan to use the Lilium Jet within regional passenger shuttle networks, initially in the U.S. and Europe, that we intend to create and operate with third parties. Second, we plan to provide a turnkey enterprise solution by selling fleets of Lilium Jets and related aftermarket services directly to enterprise and other customers. Third, we intend to target general business aviation customers as a supplemental business line that we intend to deploy in tailored offerings through private or fractional ownership sales.

The new and developing eVTOL aircraft market has been made possible by a convergence of innovation across battery technology, lightweight materials, sensors and computing power and propulsion technology. Morgan Stanley has projected that the eVTOL aircraft market could represent $1.0 trillion (in the base case) to $4.5 trillion (in the bull case) in revenues by 2040.

The Lilium Jet architecture is based on our proprietary Ducted Electric Vectored Thrust (“DEVT”) technology, which has been developed and rigorously tested over the last several years. While the majority of our eVTOL competitors leverage open rotor engines, which are based on unducted, counter rotating propeller blades that can have a higher noise profile, DEVT consists of quiet electric turbofans mounted within a cylindrical duct. DEVT offers a number of fundamental advantages over open propeller eVTOL architectures, including higher payload potential, safety, the highest market acceptance and penetration for ducted fans in commercial aviation and potential scalability to larger aircraft in the future.

We believe these technology advantages will enable our regional shuttle service model to carry more passengers (or cargo) per jet on longer (regional) trips than open propeller eVTOL aircraft. We are currently developing a lineup of Lilium Jets, including prospective four and six passenger models, that will be based on the same modular architecture but have distinct specifications and design targets based on their expected commercial use. We believe the combination of longer average trip lengths and our anticipated passenger capacity for our lineup of Lilium Jets (and thus a higher load factor, depending on model) will provide greater time savings to customers, more competitive pricing and superior unit economics as compared to open propeller eVTOL architecture. We also believe our architectural platform would allow us to create a larger version of the Lilium Jet in the future based on similar architecture and technology. However, our design activities remain in process, and there can be no assurances that such a larger aircraft will be developed or the timing thereof.

We intend for the Lilium Jet to have low take-off noise. We are designing the Lilium Jet to be virtually inaudible from the ground during cruise flight.

We believe that our high-speed RAM networks will significantly change the economic calculus of passengers and businesses shipping goods when making transportation and shipping decisions, respectively. We estimate that our Lilium Jets will be able to move people and goods significantly faster than road transport and that our eVTOL network will be significantly less costly and much faster to deploy than equivalent high-speed rail infrastructure and considerably more adaptable to shifting passenger demand.

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We believe that our aerospace team is one of the most capable in the eVTOL sector. Collectively, they have held instrumental roles in the delivery of the Airbus A350 XWB, Airbus A380, Airbus A320, the Gulfstream G-650 jet engine and the Eurofighter Typhoon, among others. They are supported by approximately 450 aerospace engineers and a business team with a strong track record in building successful companies in Silicon Valley and Europe. In addition to our Co-Founder and Chief Executive Officer, Daniel Wiegand, the board of directors of Lilium (the “Board”) includes our Chairman, Dr. Thomas Enders, as well as Henri Courpron, Barry Engle, David Neeleman, Margaret M. Smyth, Gabrielle Toledano, David Wallerstein and Niklas Zennström. In June 2022, we announced Klaus Roewe, long-time Airbus executive and former head of the A320 program, as our new CEO, to become effective upon approval at our 2022 Annual General Meeting of Shareholders.

We have an approximately 100,000 square foot technology prototyping and production facility at the Oberpfaffenhofen airfield near our Munich headquarters in Germany, which is currently being expanded by approximately 45,000 square feet. We expect this facility may eventually house our serial aircraft production, including the anticipated manufacturing of the proprietary propulsion and energy systems and the final assembly of the serial aircraft. Other sub-systems and components will be outsourced to Tier 1 aerospace suppliers, such as Toray Industries, Aciturri Aeronáutica, DENSO and Honeywell.

Impact of the COVID-19 Pandemic

The strict measures to stop the spread of COVID-19 adopted in several countries where we operate initially resulted in the majority of our workforce working from home for much of 2020 and 2021, with a small number of special purpose teams responsible for development of the Lilium Jet remaining onsite. Modern forms of communication enabled contact to be maintained between various members of staff and deadlines defined before the period during which employees were working from home have been complied with. Lilium incurred additional expenses related to the health, safety and transportation of employees onsite; however, the impact of these additional expenses did not materially impact our consolidated financial statements. With COVID-19 vaccines becoming more broadly available, most of our employees have returned to onsite work. However, there can be no assurance that future developments regarding the spread of COVID-19 will not result in a return to working from home for large portions of our workforce and the reinstatement of additional COVID-19 mitigation measures.

Uncertainty regarding the consequences and duration of COVID-19 has negatively impacted the ability to develop a precise forecast for product development. Based on the latest developments, we are expecting that business operations can be continued.

We are monitoring the global outbreak of COVID-19 and have taken steps to identify and mitigate the adverse effects and risks to us as a result of the pandemic. We have continued to implement social distancing and other COVID-19 mitigation practices and are ready to reintroduce additional modifications to our business practices depending on the ongoing development of the COVID-19 pandemic. We expect to continue to take actions as may be required or recommended by government authorities or in the best interests of our employees and business partners. While the pandemic has not resulted in a material slowdown in our engineering, testing, certification and production activities, our operations and the operations of our vendors, suppliers and commercial partners, including infrastructure, airline, training and other business partners, may be adversely impacted. Despite vaccines becoming available, COVID-19’s ongoing economic and health repercussions may also negatively impact our future field engineering, testing and certification processes and manufacturing capacity, as well as our commercial activities, including potential delays and restrictions on our ability to recruit and train staff. COVID-19 could also affect the operations of our suppliers and business partners, which has resulted and may continue to result in delays or disruptions in the supply chain of our components, parts and materials and which could delay the development and rollout of a Vertiport network and our commercial operations. We will continue to closely monitor the effects of the pandemic. For additional information on risks posed by the COVID-19 pandemic, see “Risk Factors.”

Impact of the War in Ukraine

Although we do not have any operations or direct suppliers located in Ukraine or Russia and have not yet experienced any direct impacts from the conflict, we believe our continuing design and development activities, regulatory certification processes and ability to contract with prospective customers, suppliers and other counterparties, as well as to progress to the production, manufacturing and commercialization of the Lilium Jets, could be adversely affected by the conflict between Russia and Ukraine. For example, the continuance or any escalation of the conflict could result in disruptions to our business and operations, increase inflationary pressures and adversely affect our anticipated unit and production costs, increase raw material costs and cause further disruption to supply chains, impacting our ability to successfully contract with suppliers, and have other adverse impacts on our anticipated costs and commercialization timeline.

Existing or additional government actions, including sanctions, taken in response to the conflict could also adversely impact the commercial and regulatory environment in which we operate. Such disruptions could similarly impact our data protection and design efforts, including if there are any increased cyberattacks or data security incidents as a result of the conflict, and negatively impact our corporate, research and development and production efforts and result in us incurring increased cybersecurity costs.

We continue to closely monitor the possible effects of the conflict in Europe and general economic factors on our business and planning. These factors put pressure on our costs for employees and materials and services we procure from our suppliers, as well as affecting other stakeholders and regulatory agencies.

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For additional information on risks posed by the conflict in Europe and general economic factors, see “Risk Factors.”

Tumim Stone Capital Committed Equity Financing

On June 3, 2022, we entered into the Purchase Agreement with Tumim, pursuant to which Tumim has committed to purchase up to $75.0 million of Class A Shares (the “Total Commitment”), at our direction from time to time, subject to the satisfaction of the conditions in the Purchase Agreement. As of September 28, 2022, we have sold 4,262,000 Class A Shares to Tumim at an average price per Class A Share of $2.52 pursuant to the Purchase Agreement for aggregate gross proceeds of approximately $10.8 million. Also on June 3, 2022, we entered into a registration rights agreement with Tumim (the “Registration Rights Agreement”), pursuant to which we have filed with the SEC the registration statement that includes this prospectus to register for resale under the Securities Act the Class A Shares that have been and may be issued to Tumim under the Purchase Agreement. Pursuant to the terms of the Purchase Agreement, at the time we signed the Purchase Agreement and the Registration Rights Agreement, we issued 262,697 Commitment Shares to Tumim as consideration for its commitment to purchase our Class A Shares under the Purchase Agreement. The 262,697 Commitment Shares are also covered by this prospectus.

The sales of Class A Shares by us to Tumim under the Purchase Agreement, if any, will be subject to certain limitations and may occur, from time to time at our sole discretion, over the approximately 24-month period commencing upon the initial satisfaction of all conditions to Tumim’s purchase obligations set forth in the Purchase Agreement (the “Commencement,” and the date on which the Commencement occurs, the “Commencement Date”), including that a registration statement covering the resale by Tumim of Class A Shares that have been and may be issued under the Purchase Agreement has been declared effective by the SEC. From and after the Commencement Date, we have the right, but not the obligation, from time to time at our sole discretion, to direct Tumim to purchase certain amounts of our Class A Shares, subject to certain limitations in the Purchase Agreement, that we specify in purchase notices that we deliver to Tumim under the Purchase Agreement (each such purchase, a “Purchase”). Class A Shares will be issued by the Company to Tumim at a 3% discount to the volume weighted average price (the “VWAP”) of the Class A Shares during the trading day on the date that a purchase notice with respect to a particular purchase (a “VWAP Purchase Notice”) is delivered from the Company to Tumim. Each VWAP Purchase Notice from the Company to Tumim will direct that Tumim purchase the applicable number of Class A Shares at the applicable purchase price. There is no upper limit on the price per Class A Share that Tumim could be obligated to pay for the Class A Shares under the Purchase Agreement. The purchase price per Class A Share to be sold in a Purchase will be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, share split, reverse share split or other similar transaction.

Tumim has no right to require us to sell any Class A Shares to Tumim, but Tumim is obligated to make Purchases as directed by us, subject to the satisfaction of conditions set forth in the Purchase Agreement at Commencement and thereafter at each time that we may direct Tumim to purchase Class A Shares under the Purchase Agreement. Actual sales of Class A Shares to Tumim will depend on a variety of factors to be determined by us from time to time, including, among others, market conditions, the trading price of our Class A Shares and determinations by us as to the appropriate sources of funding for us and our operations.

The Purchase Agreement prohibits us from directing Tumim to purchase any Class A Shares if those shares, when aggregated with all other Class A Shares then beneficially owned by Tumim (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 thereunder), would result in Tumim beneficially owning more than 4.99% of the outstanding Class A Shares (the “Beneficial Ownership Cap”). The Beneficial Ownership Cap may be increased to 9.99% at the discretion of Tumim.

The net proceeds under the Purchase Agreement to us will depend on the frequency and prices at which we sell Class A Shares to Tumim. We expect that any proceeds received by us from such sales to Tumim will be used for working capital and general corporate purposes.

There are no restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement or the Registration Rights Agreement. Tumim has agreed not to cause, or engage in any manner whatsoever, any direct or indirect short selling or execute any stock pledge, forward sales contract, option, put, call, swap or similar hedging arrangement (including on a total return basis) of the Class A Shares during the term of the Purchase Agreement.

The Purchase Agreement will automatically terminate upon the earliest of (i) the expiration of the 24-month period following the date of execution of the Purchase Agreement, (ii) Tumim’s purchase of the Total Commitment worth of Class A Shares under the Purchase Agreement or (iii) the occurrence of certain other events set forth in the Purchase Agreement. We have the right to terminate the Purchase Agreement at any time after Commencement, at no cost or penalty, upon one trading day’s prior written notice to Tumim. Neither we nor Tumim may assign or transfer any rights and obligations under the Purchase Agreement, and no provision of the Purchase Agreement or the Registration Rights Agreement may be modified or waived by the parties.

The Purchase Agreement and the Registration Rights Agreement contain customary representations, warranties, conditions and indemnification obligations of the parties. The representations, warranties and covenants contained in such agreements were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements and may be subject to limitations agreed upon by the contracting parties.

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We do not know what the purchase price for our Class A Shares will be and therefore cannot be certain as to the number of Class A Shares we might issue to Tumim under the Purchase Agreement after the Commencement Date. As of September 28, 2022, there were 275,646,227 Class A Shares outstanding, of which 155,993,083 Class A Shares were held by non-affiliates. Although we may sell up to approximately $64.2 million of our Class A Shares to Tumim (such amount being the Total Commitment less gross proceeds of approximately $10.8 million received by us from sales of 4,262,000 Class A Shares to Tumim as of September 28, 2022, the “Remaining Commitment”), only 21,691,268 Class A Shares have been registered for resale by the selling securityholder under this prospectus, which represents (i) 262,697 Commitment Shares we issued on June 8, 2022 as consideration for Tumim’s irrevocable commitment to purchase our Class A Shares under the Purchase Agreement, (ii) 4,262,000 additional Class A Shares we have sold to Tumim as of September 28, 2022 pursuant to the Purchase Agreement and (ii) up to 17,166,571 Class A Shares that may be issued to Tumim from and after the Commencement Date, if and when we elect to sell Class A Shares to Tumim under the Purchase Agreement. Depending on the market prices of our Class A Shares at the time we elect to issue and sell Class A Shares to Tumim under the Purchase Agreement, we may need to register for resale under the Securities Act additional Class A Shares in order to receive aggregate gross proceeds equal to the Remaining Commitment available to us under the Purchase Agreement. If all of the 21,691,268 Class A Shares offered by Tumim for resale under this prospectus were issued and outstanding as of September 28, 2022, such Class A Shares would represent approximately 7.4% of the total number of our Class A Shares outstanding and approximately 12.5% of the total number of outstanding Class A Shares held by non-affiliates on such date. If we elect to issue and sell more than the 17,166,571 Class A Shares offered under this prospectus to Tumim, which we have the right, but not the obligation, to do, we must first register for resale under the Securities Act any such additional Class A Shares, which could cause additional substantial dilution to our shareholders. The number of Class A Shares ultimately offered for resale by Tumim is dependent upon the number of Class A Shares we may elect to sell to Tumim under the Purchase Agreement from and after the Commencement Date.

There are substantial risks to our shareholders as a result of the sale and issuance of Class A Shares to Tumim under the Purchase Agreement. These risks include substantial dilution, significant declines in our share price and our inability to draw sufficient funds when needed. See “Risk Factors.” Issuances of our Class A Shares in this offering will not affect the rights or privileges of our existing shareholders, except that the economic and voting interests of each of our existing shareholders will be diluted as a result of any such issuance. Although the number of Class A Shares that our existing shareholders own will not decrease, the shares owned by our existing shareholders will represent a smaller percentage of our total outstanding shares after any such issuance to Tumim.

Implications of Being an Emerging Growth Company and a Foreign Private Issuer

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012. As an emerging growth company, we intend to take advantage of exemptions from various reporting requirements that are applicable to most other public companies. The exemptions include, but are not limited to:

•	an exemption from the provisions of Section 404(b) of the Sarbanes-Oxley Act of 2002 requiring that our independent registered public accounting firm provide an attestation report on the effectiveness of our internal control over financial reporting;

•	reduced disclosure obligations regarding executive compensation; and

•	not being required to hold a nonbinding advisory vote on executive compensation or to seek shareholder approval of any golden parachute payments not previously approved.

We will remain an “emerging growth company” until the earliest to occur of (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of the Business Combination, (b) in which we have total annual gross revenue of at least $1.235 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of equity securities held by our non-affiliates exceeds $700 million as of the last business day of our prior second fiscal quarter, and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

We are also considered a “foreign private issuer” subject to reporting requirements under the Exchange Act, as a non-U.S. company with foreign private issuer status. As a “foreign private issuer,” we will be subject to different U.S. securities laws than domestic U.S. issuers. The rules governing the information that we must disclose differ from those governing U.S. corporations pursuant to the Exchange Act. This means that, even after we no longer qualify as an emerging growth company, as long as we qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

•	the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders and requirements that the proxy statements conform to Schedule 14A of the proxy rules promulgated under the Exchange Act;

•	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

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•	the sections of the Exchange Act requiring insiders (i.e., officers, directors and holders of more than 10% of our issued and outstanding equity securities) to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time;

•	the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K upon the occurrence of specified significant events; and

•	the SEC rules on disclosure of compensation on an individual basis unless individual disclosure is required in our home country (the Netherlands) and is not otherwise publicly disclosed by us.

Additionally, as a “foreign private issuer,” as defined by the SEC, we are permitted to follow home country corporate governance practices, instead of certain corporate governance standards required by Nasdaq for U.S. companies. Accordingly, we follow Dutch corporate governance rules in lieu of certain of Nasdaq’s corporate governance requirements.

We may take advantage of these exemptions until such time as we are no longer a foreign private issuer.

We would cease to be a foreign private issuer at such time as more than 50% of our outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (i) the majority of our executive officers or directors are U.S. citizens or residents, (ii) more than 50% of our assets are located in the United States or (iii) our business is administered principally in the United States.

We may choose to take advantage of some but not all of these reduced reporting requirements of which we have taken advantage of in this prospectus. Accordingly, the information contained herein may be different from the information you receive from our competitors that are U.S. domestic filers or other U.S. domestic public companies in which you have made an investment.

Risk Factors

Investing in our Class A Shares entails a high degree of risk as discussed in the “Risk Factors” section beginning on page 11 of this prospectus and in the documents incorporated by reference in this prospectus. You should carefully consider such risks before deciding to invest in our securities.

Corporate Information

We were incorporated as a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) under the name Qell DutchCo B.V. on March 11, 2021 solely for the purpose of effectuating the Business Combination. Prior to the Business Combination, Qell DutchCo B.V. did not conduct any material activities other than those incidental to its formation and certain matters related to the Business Combination, such as the making of certain required securities law filings.

Our name was changed from Qell DutchCo B.V. to Lilium B.V. on April 8, 2021. In connection with the closing of the Business Combination on September 10, 2021, we converted into a Dutch public limited liability company (naamloze vennootschap) as Lilium N.V.

We are registered in the Commercial Register of the Netherlands Chamber of Commerce (Kamer van Koophandel) under number 82165874. Our official seat (statutaire zetel) is in Amsterdam, the Netherlands and the mailing and business address of our principal executive office is Claude-Dornier Straße 1, Bldg. 335, 82234, Wessling, Germany. Our telephone number is +49 160 9704 6857.

We maintain a website at www.lilium.com, where we regularly post copies of our press releases as well as additional information about us. From time to time, we may also use our website for disclosure of material information about our business and operations. Our filings with the SEC are available free of charge through the website as soon as reasonably practicable after being electronically filed with or furnished to the SEC. Information contained in our website is not a part of, nor incorporated by reference into, this prospectus or our other filings with the SEC and should not be relied upon.

The Lilium name, logos and other trademarks and service marks of Lilium appearing in this prospectus, any prospectus supplement or the documents incorporated by reference herein or therein are the property of Lilium. Solely for convenience, some of the trademarks, service marks, logos and trade names referred to in this prospectus, any prospectus supplement or the documents incorporated by reference herein or therein are presented without the ® and ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, service marks and trade names. This prospectus, any prospectus supplement and/or the documents incorporated by reference herein or therein may contain additional trademarks, service marks and trade names of others which are, to our knowledge, the property of their respective owners. We do not intend our use or display of other companies’ trademarks, service marks, copyrights or trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

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THE OFFERING

Issuer	Lilium N.V.

Issuance of Class A Shares

Class A Shares offered by the selling securityholder	262,697 Commitment Shares issued to Tumim upon execution of the Purchase Agreement, an additional 4,262,000 Class A Shares we have sold to Tumim pursuant to the Purchase Agreement as of September 28, 2022 (the “Issued Shares”) and up to 17,166,571 Class A Shares (together with the Issued Shares, the “Purchase Shares”) we may sell to Tumim under the Purchase Agreement from time to time after the Commencement Date.

Class A Shares outstanding(1)	275,646,227 Class A Shares (as of September 28, 2022).

Class A Shares outstanding after giving effect to the issuance of the Class A Shares registered for resale hereunder	292,812,798 Class A Shares (or 316,850,863 Class A Shares, assuming conversion of all issued and outstanding Class B Shares), based on total Shares outstanding as of September 28, 2022. The actual number of Purchase Shares issued will vary depending upon the actual sales prices to Tumim pursuant to the Purchase Agreement.

Use of Proceeds

We will not receive any proceeds from the sale of Class A Shares included in this prospectus by the selling securityholder. We have not and will not receive any cash proceeds from the issuance of the Commitment Shares. We may receive up to approximately $64.2 million aggregate gross proceeds from sales of Class A Shares that we elect to make to Tumim pursuant to the Purchase Agreement (such amount being the Total Commitment less gross proceeds of approximately $10.8 million received by us from sales of 4,262,000 Class A Shares to Tumim at an average price of Class A Share of $2.52 as of September 28, 2022), if any, from time to time in our sole discretion, from and after the Commencement Date.

Any proceeds that we receive from sales of our Class A Shares to Tumim under the Purchase Agreement will be used for working capital and general corporate purposes. See “Use of Proceeds.”

(1)	The number of Class A Shares outstanding as of September 28, 2022 does not include 375,000 issued Class B Shares held by Lilium as treasury shares as of September 28, 2022.

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RISK FACTORS

An investment in our Class A Shares carries a significant degree of risk. Before you decide to purchase our Class A Shares, you should carefully consider all risk factors set forth in the applicable prospectus supplement and the documents incorporated by reference herein or therein. See “Documents Incorporated by Reference.” These risk factors are not exhaustive, and investors are encouraged to perform their own investigation with respect to our business, financial condition and prospects. You should carefully consider these risk factors in addition to the other information included in this prospectus, including matters addressed in the section entitled “Cautionary Note Regarding Forward-Looking Statements.” We may face additional risks and uncertainties that are not presently known to us, or that we currently deem immaterial, which may also impair our business or financial condition. The risk factors should be read in conjunction with our financial statements and notes to the financial statements incorporated by reference herein. If any of these risks actually occur, our business, financial condition, results of operations or prospects could be materially affected. As a result, the trading prices of our Class A Shares could decline and you could lose part or all of your investment.

Risks Related to the Offering

It is not possible to predict the actual number of Class A Shares we will sell under the Purchase Agreement to the selling securityholder or the actual gross proceeds resulting from those sales.

On June 3, 2022, we entered into the Purchase Agreement with Tumim, pursuant to which Tumim originally committed to purchase up to $75.0 million of Class A Shares, subject to certain limitations and conditions set forth in the Purchase Agreement. As of September 28, 2022, we had issued 262,697 Commitment Shares to Tumim upon execution of the Purchase Agreement and an additional 4,262,000 Class A Shares were sold to Tumim for gross proceeds of approximately $10.8 million. The Class A Shares that may be issued under the Purchase Agreement may be sold by us to Tumim at our discretion from time to time over an approximately 24-month period commencing upon the initial satisfaction of all conditions to Tumim’s purchase obligations set forth in the Purchase Agreement.

We generally have the right to control the timing and amount of any sales of our Class A Shares to Tumim under the Purchase Agreement. Sales of our Class A Shares, if any, to Tumim under the Purchase Agreement will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to Tumim all, some or none of the Class A Shares that may be available for us to sell to Tumim pursuant to the Purchase Agreement.

Because the purchase price per Class A Share to be paid by Tumim for the Class A Shares that we may elect to sell to Tumim under the Purchase Agreement, if any, will fluctuate based on the market price of our Class A Shares during the applicable period for each purchase made pursuant to the Purchase Agreement, if any, it is not possible for us to predict, as of the date of this prospectus and prior to any such sales, the number of Class A Shares that we will sell to Tumim under the Purchase Agreement, the purchase price per Class A Share that Tumim will pay for Class A Shares purchased from us under the Purchase Agreement, or the aggregate gross proceeds that we will receive from those purchases by Tumim under the Purchase Agreement, if any.

Moreover, although the Purchase Agreement provides that we may sell up to an aggregate of $75.0 million of our Class A Shares to Tumim, only 21,691,268 Class A Shares are being registered for resale by Tumim under the registration statement that includes this prospectus, consisting of Class A Shares that we may elect to sell to Tumim, in our sole discretion, from time to time from and after the Commencement Date under the Purchase Agreement. If after the Commencement Date we elect to sell to Tumim all of the 17,166,571 Class A Shares being registered for resale under this prospectus that are available for sale by us to Tumim under the Purchase Agreement, depending on the market prices of our Class A Shares during the applicable period for each purchase made pursuant to the Purchase Agreement, the actual gross proceeds from the sale of all such Class A Shares may be substantially less than the approximately $64.2 million Remaining Total Commitment available to us under the Purchase Agreement, which could materially adversely affect our liquidity.

If it becomes necessary for us to issue and sell to Tumim under the Purchase Agreement more than the 17,166,571 Class A Shares being registered for resale under the registration statement that are included in this prospectus in order to receive aggregate gross proceeds equal to the Total Commitment of $75.0 million under the Purchase Agreement, we must file with the SEC one or more additional registration statements to register under the Securities Act the resale by Tumim of any such additional Class A Shares we wish to sell from time to time under the Purchase Agreement, which the SEC must declare effective. Any issuance and sale by us under the Purchase Agreement of a substantial amount of Class A Shares in addition to the 21,691,268 Class A Shares being registered for resale by Tumim under this prospectus could cause additional substantial dilution to our shareholders. The number of Class A Shares ultimately offered for sale by Tumim is dependent upon the number of Class A Shares, if any, we ultimately sell to Tumim under the Purchase Agreement.

The sale and issuance of Class A Shares to the selling securityholder will cause dilution to our existing securityholders, and the sale of the Class A Shares acquired by the selling securityholder, or the perception that such sales may occur, could cause the price of our Class A Shares to fall. The purchase price for the Class A Shares that we may sell to the selling securityholder under the Purchase Agreement will fluctuate based on the price of our Class A Shares. Depending on market liquidity at the time, sales of such Class A Shares may cause the trading price of our Class A Shares to fall. If and when we do sell Class A Shares to the selling securityholder, after the selling securityholder has acquired the Class A Shares, the selling securityholder may resell all, some or none of those Class A Shares at any time or from time to time in its discretion. Therefore, sales to the selling securityholder by us could result in substantial dilution to the interests of other holders of Class A Shares. Additionally, the sale of a substantial number of Class A Shares to the selling securityholder, or the anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.

Investors who buy Class A Shares at different times will likely pay different prices.

Pursuant to the Purchase Agreement, we will have discretion, subject to market demand, to vary the timing, prices and numbers of Class A Shares sold to Tumim. If and when we do elect to sell Class A Shares to Tumim pursuant to the Purchase Agreement, after Tumim has acquired such Class A Shares, Tumim may resell all, some or none of such Class A Shares at any time or from time to time in its discretion and at different prices. As a result, investors who purchase Class A Shares from Tumim in this offering at different times will likely pay different prices for those Class A Shares and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the Class A Shares they purchase from Tumim in this offering as a result of future sales made by us to Tumim at prices lower than the prices such investors paid for their Class A Shares in this offering.

Our management team will have broad discretion over the use of the net proceeds from our sale of Class A Shares to the selling securityholder, if any, and you may not agree with how we use the proceeds, and the proceeds may not be invested successfully.

Our management team will have broad discretion as to the use of the net proceeds from our sale of Class A Shares to the selling securityholder, if any, and we could use such proceeds for purposes other than those contemplated at the time of commencement of this offering. Accordingly, you will be relying on the judgment of our management team with regard to the use of those net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that, pending their use, we may invest those net proceeds in a way that does not yield a favorable, or any, return for us. The failure of our management team to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flows. See “Use of Proceeds.”

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains, and any prospectus supplement or documents incorporated by reference herein may contain, forward-looking statements within the meaning of Section 21E of the Exchange Act and Section 27A of the Securities Act. Forward-looking statements provide our current expectations or forecasts of future events. Forward-looking statements include statements about our expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Words or phrases such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “objective,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “will” and “would,” or similar words or phrases, or the negatives of those words or phrases, may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking. Examples of forward-looking statements in this prospectus or incorporated by reference herein include, but are not limited to, statements regarding our operations, cash flows, financial position and dividend policy.

Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause our actual results to differ materially from those expected or implied by the forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described under the section titled “Risk Factors” in the documents incorporated by reference herein and under a similar heading in any applicable prospectus supplement. Accordingly, you should not rely on these forward-looking statements, which speak only as of the date they are made. We undertake no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date such forward-looking statement is made or to reflect the occurrence of unanticipated events. You should, however, review the factors and risks we describe in the reports we will file from time to time with the SEC after the date of this prospectus.

In addition, statements that “Lilium believes” or “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based on information available to us as of the date they are made, and while we believe that information provides a reasonable basis for these statements, that information may be limited or incomplete. Our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all relevant information. These statements are inherently uncertain, and you are cautioned not to unduly rely on these statements.

Although we believe the expectations reflected in the forward-looking statements were reasonable at the time made, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither Lilium nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should carefully consider the cautionary statements contained or referred to in this section and similarly titled sections in the documents incorporated by reference herein in connection with the forward-looking statements contained in this prospectus, any prospectus supplement and the documents incorporated by reference herein or therein and any subsequent written or oral forward-looking statements that may be issued by Lilium or persons acting on our behalf.

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TUMIM STONE CAPITAL COMMITTED EQUITY FINANCING

On June 3, 2022, we entered into the Purchase Agreement and the Registration Rights Agreement with Tumim, pursuant to which Tumim has committed to purchase up to $75.0 million of our Class A Shares, at our direction from time to time, subject to the satisfaction of the conditions in the Purchase Agreement.

Under the terms and subject to the conditions of the Purchase Agreement, we have the right, but not the obligation, to sell to Tumim, and Tumim is obligated to purchase, up to $75.0 million of our Class A Shares. As of September 28, 2022, approximately $64.2 million of the Total Commitment remains subject to our right to sell Class A Shares to Tumim. Such sales of Class A Shares, if any, will be subject to certain limitations, and may occur from time to time at our sole discretion, over the approximately 24-month period commencing on the Commencement Date, provided, that a registration statement covering the resale by Tumim of Class A Shares that have been and may be issued under the Purchase Agreement, has been declared effective by the SEC and the other conditions set forth in the Purchase Agreement are satisfied.

Tumim has no right to require us to sell any Class A Shares to Tumim, but Tumim is obligated to make purchases at our direction subject to certain conditions. There is no upper limit on the price per Class A Share that Tumim could be obligated to pay for the Class A Shares under the Purchase Agreement. Actual sales of Class A Shares to Tumim will depend on a variety of factors to be determined by us from time to time, including, among others, market conditions, the trading price of our Class A Shares and determinations by us as to the appropriate sources of funding for us and our operations.

We do not know what the purchase price for our Class A Shares will be and therefore cannot be certain as to the number of Class A Shares we might issue to Tumim under the Purchase Agreement after the Commencement Date. As of September 28, 2022, there were 275,646,227 Class A Shares outstanding, of which 155,993,083 Class A Shares were held by non-affiliates. Although we may sell up to the Remaining Commitment to Tumim, only 21,691,268 Class A Shares are being registered under the Securities Act for resale by the selling securityholder under this prospectus, which represent (i) 262,697 Commitment Shares we issued on June 8, 2022 as consideration for Tumim’s irrevocable commitment to purchase our Class A Shares under the Purchase Agreement (ii) 4,262,000 additional Class A Shares we have sold to Tumim as of September 28, 2022 pursuant to the Purchase Agreement at an average price per Class A Share of $2.52 for gross proceeds of approximately $10.8 million and (iii) up to 17,166,571 Class A Shares that may be issued to Tumim from and after the Commencement Date under the Purchase Agreement. Depending on the market prices of our Class A Shares at the time we elect to issue and sell Class A Shares to Tumim under the Purchase Agreement, we may need to register for resale under the Securities Act additional Class A Shares in order to receive aggregate gross proceeds equal to the Remaining Commitment available to us under the Purchase Agreement. If all of the 21,691,268 Class A Shares offered by Tumim under this prospectus were issued and outstanding as of the date hereof, such Class A Shares would represent approximately 7.4% of the total number of Class A Shares outstanding and approximately 12.5% of the total number of outstanding Class A Shares held by non-affiliates, in each case as of the date hereof. If we elect to issue and sell more than the 17,166,571 Class A Shares offered under this prospectus to Tumim, which we have the right, but not the obligation, to do, we must first register for resale under the Securities Act any such additional Class A Shares, which could cause additional substantial dilution to our shareholders. The number of Class A Shares ultimately offered for resale by Tumim is dependent upon the number of Class A Shares we may elect to sell to Tumim under the Purchase Agreement from and after the Commencement Date.

The Purchase Agreement also prohibits us from directing Tumim to purchase any Class A Shares if those Class A Shares, when aggregated with all other Class A Shares then beneficially owned by Tumim and its affiliates, would result in Tumim and its affiliates having beneficial ownership, at any single point in time, of more than the Beneficial Ownership Cap.

The net proceeds under the Purchase Agreement to us will depend on the frequency and prices at which we sell Class A Shares to Tumim. We expect that any proceeds received by us from such sales to Tumim will be used for working capital and general corporate purposes. See “Use of Proceeds.”

Purchase of Class A Shares Under the Purchase Agreement

Upon the Commencement, we have the right, but not the obligation, from time to time at our sole discretion over the approximately 24-month period from and after Commencement Date, to direct Tumim to purchase amounts of our Class A Shares (the “Purchase Share Amount”) under the Purchase Agreement that we specify in purchase notices (the “VWAP Purchase Notice”) that we deliver to Tumim under the Purchase Agreement on any trading day. The maximum number of Class A Shares that may be purchased pursuant to a Purchase is equal to a number of Class A Shares equal to the lesser of (the “Purchase Maximum Amount”) (i) the product obtained by multiplying (A) the average daily trading volume in the Class A Shares on Nasdaq on the trading day immediately preceding the applicable day Tumim receives a valid VWAP Purchase Notice for such Purchase and (B) 0.15 and (ii) the quotient obtained by dividing (A) $10,000,000 by (B) the VWAP of the Class A Shares on Nasdaq on the trading day immediately preceding the applicable day Tumim receives a valid VWAP Purchase Notice for such Purchase.

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We may deliver a VWAP Purchase Notice to Tumim on any trading day selected by us as the VWAP Purchase Exercise Date for a VWAP Purchase subject to the satisfaction of the conditions contained in the Purchase Agreement; provided that, Tumim shall not be obligated to purchase any Class A Shares set forth in a valid VWAP Purchase Notice in excess of the Purchase Maximum Amount. We may deliver a VWAP Purchase Notice on a Purchase Exercise Date, provided that (i) we may not deliver more than one VWAP Purchase Notice to Tumim on any single trading day, (ii) we may not deliver a VWAP Purchase Notice to Tumim on any trading day during the period commencing on the Purchase Exercise Date on which a prior VWAP Purchase Notice has previously been delivered by us to Tumim under the Purchase Agreement and ending on the applicable trading day immediately following the last trading day of the applicable Purchase Valuation Period (each such date, a “Purchase Settlement Date”) or such later trading day on which Tumim shall have received all of the Purchase Shares subject to such prior VWAP Purchase Notice in electronic form as “DWAC Shares” (as defined in the Purchase Agreement), subject to certain exceptions, and (iii) all Purchase Shares subject to all prior VWAP Purchase Notices for VWAP Purchases that have been properly delivered by us to Tumim under the Purchase Agreement (as applicable) have theretofore been received by Tumim or its broker-dealer as DWAC Shares prior to our delivery of such VWAP Purchase Notice to Tumim on such Purchase Exercise Date.

Class A Shares will be issued from the Company to Tumim at a 3% discount to the VWAP of the Class A Shares during the trading day on which a VWAP Purchase Notice with respect to a particular purchase is delivered from the Company to Tumim.

The payment for, against delivery of, Class A Shares in respect of each Purchase under the Purchase Agreement will be delivered to Tumim as DWAC Shares not later than 3:30 p.m., New York City time, on the trading day immediately following the VWAP Purchase Notice on the applicable Purchase Settlement Date, as set forth in the Purchase Agreement.

Conditions to Commencement and Delivery of Purchase Notices

Our ability to deliver VWAP Purchase Notices to Tumim under the Purchase Agreement are subject to the satisfaction, both at the time of Commencement and at the time of delivery by the Company of any VWAP Purchase Notice to Tumim, of certain conditions, all of which are entirely outside of Tumim’s control, including, among other things, the following:

•	the accuracy in all material respects of our representations and warranties included in the Purchase Agreement;

•	us having performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Purchase Agreement to be performed, satisfied or complied with by us;

•	the effectiveness of the registration statement that includes this prospectus (and any one or more additional registration statements filed with the SEC that include Class A Shares that may be issued and sold by us to Tumim under the Purchase Agreement);

•	the SEC shall not have issued any stop order suspending the effectiveness, prohibiting or suspending the use of the registration statement that includes this prospectus (or any one or more additional registration statements filed with the SEC that include Class A Shares that may be issued and sold by us to Tumim under the Purchase Agreement);

•	there shall not have occurred any event and there shall not exist any condition or state of facts that makes any statement of a material fact made in the registration statement that includes this prospectus (or in any one or more additional registration statements filed with the SEC that include Class A Shares that may be issued and sold by us to Tumim under the Purchase Agreement) untrue or that requires the making of any additions to or changes to the statements contained therein in order to state a material fact required by the Securities Act to be stated therein or necessary in order to make the statements then made therein (in the case of this prospectus or the prospectus included in any one or more additional registration statements filed with the SEC under the Registration Rights Agreement, in light of the circumstances under which they were made) not misleading;

•	this prospectus, in final form, shall have been filed with the SEC under the Securities Act, and all reports, schedules, registrations, forms, statements, information and other documents required to have been filed by the Company with the SEC pursuant to the reporting requirements of the Exchange Act shall have been filed with the SEC;

•	trading in our Class A Shares shall not have been suspended by the SEC or Nasdaq, we shall not have received any final and non-appealable notice that the listing or quotation of the Class A Shares on Nasdaq shall be terminated on a date certain (unless, prior to such date, the Class A Shares are listed or quoted on a nationally recognized successor to Nasdaq) (each, an “Eligible Market”)), and there shall be no suspension of, or restriction on, accepting additional deposits of the Class A Shares, electronic trading or book-entry services by The Depository Trust Company with respect to the Class A Shares;

•	we shall have complied with all applicable federal, state and local governmental laws, rules, regulations and ordinances in connection with the execution, delivery and performance of the Purchase Agreement and the Registration Rights Agreement;

•	the absence of any statute, regulation, order, decree, writ, ruling or injunction by any court or governmental authority of competent jurisdiction that prohibits the consummation of or that would materially modify or delay any of the transactions contemplated by the Purchase Agreement or the Registration Rights Agreement;

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•	the absence of any action, suit or proceeding before any arbitrator or any court or governmental authority seeking to restrain, prevent or change the transactions contemplated by the Purchase Agreement or the Registration Rights Agreement or seeking material damages in connection with such transactions;

•	all of the Class A Shares that may be issued pursuant to the Purchase Agreement shall have been approved for listing or quotation on Nasdaq (or on any Eligible Market);

•	no condition, occurrence, state of facts or event constituting a material adverse effect shall have occurred and be continuing;

•	any voluntary or involuntary participation or threatened participation in insolvency or bankruptcy proceedings by or against us; and

•	the receipt by Tumim of the opinions, bring-down opinions and negative assurances from outside counsel to us in the forms mutually agreed to by us and Tumim prior to the date of the Purchase Agreement.

No Short-Selling or Hedging by Tumim

Tumim has covenanted not to cause or engage in any manner whatsoever any direct or indirect short selling or to execute any stock pledge, forward sales contract, option, put, call, swap or similar hedging arrangement (including on a total return basis) of our Class A Shares.

Prohibition on Variable Rate Transactions

From and after the date of the Purchase Agreement until the termination of the Purchase Agreement, we have agreed not to enter into any “equity line of credit” or other substantially similar continuous offering in which we may offer, issue or sell Class A Shares or Class A Share equivalents (or any combination of units thereof) at a future determined price.

Termination of the Purchase Agreement

Unless earlier terminated as provided in the Purchase Agreement, the Purchase Agreement will terminate automatically on the earliest to occur of:

•	the first day of the month next following the 24-month anniversary of the Commencement Date;

•	the date on which Tumim shall have purchased Class A Shares under the Purchase Agreement for an aggregate gross purchase price equal to its $75.0 million Total Commitment under the Purchase Agreement;

•	the date on which the Class A Shares shall have failed to be listed or quoted on Nasdaq or any other Eligible Market; and

•	the date on which we commence a voluntary bankruptcy case or any third party commences a bankruptcy proceeding against us, a custodian is appointed for us in a bankruptcy proceeding for all or substantially all of our property or we make a general assignment for the benefit of our creditors.

We have the right to terminate the Purchase Agreement at any time after Commencement, at no cost or penalty, upon one trading day’s prior written notice to Tumim. We and Tumim may also terminate the Purchase Agreement at any time by mutual written consent.

Tumim also has the right to terminate the Purchase Agreement upon one trading day’s prior written notice to us but only upon the occurrence of certain events, including:

•	the occurrence of a Material Adverse Effect (as defined in the Purchase Agreement);

•	the occurrence of a Fundamental Transaction (as defined in the Purchase Agreement) involving us;

•	our failure to file with the SEC or have declared effective by the SEC the registration statement that includes this prospectus or any additional registration statement we file with the SEC pursuant to the Registration Rights Agreement, within the time periods set forth in the Registration Rights Agreement or our breach or default of the Registration Rights Agreement;

•	the effectiveness of the registration statement that includes this prospectus or any additional registration statement we file with the SEC pursuant to the Registration Rights Agreement lapses for any reason (including the issuance of a stop order by the SEC) or this prospectus or the prospectus included in any additional registration statement we file with the SEC pursuant to the Registration Rights Agreement otherwise becomes unavailable to Tumim for the resale of all of the Class A Shares included therein, and such lapse or unavailability continues for a period of 30 consecutive trading days or for more than an aggregate of 120 trading days in any 365-day period, other than due to acts of Tumim;

•	trading in the Class A Shares on Nasdaq (or if the Class A Shares are then listed on an Eligible Market, trading in the Class A Shares on such Eligible Market) has been suspended for a period of three consecutive trading days; or

•	our material breach or default under the Purchase Agreement.

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No termination of the Purchase Agreement by us or by Tumim will become effective prior to the first trading day immediately following the applicable settlement date related to any pending Purchase that has not been fully settled in accordance with the terms and conditions of the Purchase Agreement, and will not affect any of our respective rights and obligations under the Purchase Agreement with respect to any pending Purchase, and both we and Tumim have agreed to complete our respective obligations with respect to any such pending Purchase under the Purchase Agreement. Furthermore, no termination of the Purchase Agreement will affect the Registration Rights Agreement, which will survive any termination of the Purchase Agreement.

Effect of Performance of the Purchase Agreement on our Shareholders

All Class A Shares that have been or may be issued or sold by us to Tumim under the Purchase Agreement that are being registered under the Securities Act for resale by Tumim in this offering are expected to be freely tradable. The Class A Shares being registered for resale in this offering (excluding the 262,697 Commitment Shares and the additional 4,262,000 Class A Shares we have sold to Tumim as of September 28, 2022) may be issued and sold by us to Tumim from time to time at our discretion over a period of up to approximately 24 months commencing on the date of execution of the Purchase Agreement. The resale by Tumim of a significant amount of Class A Shares registered for resale in this offering at any given time, or the perception that these sales may occur, could cause the market price of our Class A Shares to decline and to be highly volatile. Sales of our Class A Shares, if any, to Tumim under the Purchase Agreement will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to Tumim all, some or none of our Class A Shares that may be available for us to sell to Tumim pursuant to the Purchase Agreement.

Pursuant to the terms of the Purchase Agreement, we have the right, but not the obligation, to direct Tumim to purchase up to $75.0 million of our Class A Shares, subject to certain limitations. As of September 28, 2022, approximately $64.2 million of the Total Commitment remains subject to our right to sell Class A Shares to Tumim. We have registered only a portion of the Class A Shares that may be issuable under the Purchase Agreement and, therefore, we may seek to issue and sell to Tumim under the Purchase Agreement more Class A Shares than are offered under this prospectus in order to receive the aggregate gross proceeds equal to the Remaining Commitment available to us under the Purchase Agreement. If we choose to do so, we must first register for resale under the Securities Act any such additional Class A Shares, which could cause additional substantial dilution to our shareholders. The number of Class A Shares ultimately offered for resale under this prospectus is dependent upon the number of Class A Shares we direct Tumim to purchase under the Purchase Agreement.

The following table sets forth the amount of gross proceeds we would receive from Tumim from our sale of Class A Shares to Tumim under the Purchase Agreement at varying purchase prices:

Assumed Average Purchase Price Per Class A Share		Number of Registered Class A Shares in Full Purchase(1)	Percentage of Outstanding Class A Shares After Giving Effect to the Issuance to Tumim(2)	Gross Proceeds from the Sale of Class A Shares to Tumim Under the Purchase Agreement
$2.00		21,691,268	7.4%	$43,382,536
$2.28	(3)	21,691,268	7.4%	$49,456,091
$3.00		21,691,268	7.4%	$65,073,804
$4.00		18,750,000	6.5%	$75,000,000
$6.00		12,500,000	4.4%	$75,000,000

(1)	Although we may sell a number of Class A Shares equal to the Remaining Commitment to Tumim, we are only registering 21,691,268 shares under this prospectus, which represents (i) 262,697 Commitment Shares we already issued to Tumim as consideration for making the irrevocable commitment under the Purchase Agreement to purchase our Class A Shares, (ii) 4,262,000 additional Class A Shares sold to Tumim pursuant to the Purchase Agreement as of September 28, 2022 at an average price per Class A Share of $2.52 for gross proceeds of approximately $10.8 million and (iii) up to an additional 17,166,571 Class A Shares representing shares that may be issued to Tumim in the future under the Purchase Agreement, if and when we sell shares to Tumim under the Purchase Agreement, and which may or may not cover all the shares we ultimately sell to Tumim under the Purchase Agreement, depending on the purchase price per share. As a result, we have included in this column only those shares that we are registering in this offering, without regard to the Beneficial Ownership Cap. The assumed average purchase prices per share are solely for illustrative purposes and are not intended to be estimates or predictions of the future performance of our Class A Shares.

(2)	The denominator is based on 275,646,227 Class A Shares outstanding as of September 28, 2022, which includes the 262,697 Commitment Shares and the additional 4,262,000 Class A Shares that the Company has sold to Tumim as of September 28, 2022. The numerator is based on the number of shares issuable under the Purchase Agreement at the corresponding assumed purchase price set forth in the first column.

(3)	The closing sale price of our Class A Shares on September 30, 2022.

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USE OF PROCEEDS

This prospectus and any supplement hereto relates to Class A Shares that may be offered and sold from time to time by the selling securityholder. All of the Class A Shares offered by the selling securityholder pursuant to this prospectus and any supplement hereto will be sold by the selling securityholder for its own account. We will not receive any of the proceeds from these sales. We may receive up to the Remaining Commitment in aggregate gross proceeds under the Purchase Agreement from any sales we make to the selling securityholder pursuant to the Purchase Agreement. The net proceeds from sales, if any, under the Purchase Agreement, will depend on the frequency and prices at which we sell Class A Shares to the selling securityholder after the date of this prospectus. See the section titled “Plan of Distribution” elsewhere in this prospectus for more information.

Except as may be described otherwise in a prospectus supplement, we expect to use any proceeds that we receive under the Purchase Agreement for working capital and general corporate purposes, including to fund potential future investments that we believe are complementary to our business and consistent with our growth strategy. As of the date of this prospectus, we cannot specify with certainty all of the particular uses, and the respective amounts we may allocate to those uses, for any net proceeds we receive. Accordingly, we will retain broad discretion over the use of these proceeds. Pending our use of the net proceeds as described above, we may elect to invest the net proceeds received pursuant to the Purchase Agreement in interest-bearing, investment-grade instruments.

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DIVIDEND POLICY

We have never declared or paid any cash dividends on our Class A Shares, and we do not anticipate paying any dividends on our Class A Shares for the foreseeable future. We currently intend to retain any earnings for future operations.

Under Dutch law, we may only pay dividends to the extent our shareholders’ equity (eigen vermogen) exceeds the sum of the paid-up and called-up share capital plus the reserves required to be maintained by Dutch law or by our articles of association and (if it concerns a distribution of profits) after adoption of the annual accounts by our General Meeting from which it appears that such distribution is allowed. Our Board shall make a proposal to the General Meeting which amount of the profit shall be allocated to the Company’s profit reserves and which amount of the profit shall be available for distribution. Our Board is permitted, subject to certain requirements, to declare interim dividends without the approval of the General Meeting.

Subject to such restrictions, any future determination or recommendation to pay (interim) dividends will depend on a number of factors, including our results of operations, earnings, cash flow, financial condition, future prospects, contractual restrictions, capital investment requirements, restrictions imposed by applicable law and other factors considered relevant by the Board.

Our Board may decide that all or part of our remaining profits shall be added to our reserves. After such reservation, any remaining profit will be at the disposal of the General Meeting at the proposal of our Board, subject to the applicable restrictions of Dutch law.

Dividends and other distributions shall be made payable not later than the date determined by the corporate body that declares the (interim) dividend. Claims to dividends and other distributions not made within five years from the date that such dividends or distributions became payable will lapse and any such amounts will be considered to have been forfeited to us (verjaring).

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DESCRIPTION OF SECURITIES

This section of the prospectus includes a description of the material terms of our articles of association and of applicable Dutch law. The following description is intended as a summary only and does not constitute legal advice regarding those matters and should not be regarded as such. The description is qualified in its entirety by reference to the complete text of our articles of association. We urge you to read the full text of our articles of association.

Overview

We were incorporated as Qell DutchCo B.V. on March 11, 2021 as a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) under Dutch law and were renamed to Lilium B.V. by separate deed of amendment of the articles of association on April 8, 2021. In connection with the consummation of the Business Combination, we converted into a Dutch public limited liability company (naamloze vennootschap) pursuant to a deed of conversion and amendment of our articles of association adopted on September 10, 2021 (as so amended, the “articles of association”) as Lilium N.V. We are registered in the Commercial Register of the Chamber of Commerce (Kamer van Koophandel) in the Netherlands under number 82165874.

Our ordinary shares are subject to, and have been created under, Dutch law. Set forth below is a summary of relevant information concerning the material provisions of the articles of association and applicable Dutch law.

Lilium is a Dutch public limited liability company (naamloze vennootschap). Lilium has a one-tier board structure, which consists of nine members, one executive director and eight non-executive directors, as discussed in more detail under “Management—Executive Officers and Directors” in our Annual Report on Form 20-F, filed with the SEC on March 30, 2022 and incorporated by reference herein.

Share Capital

Authorized Share Capital

Under Dutch law, the authorized share capital of a public limited liability company is the maximum capital that we may issue without amending the articles of association and may be a maximum of five times the issued capital. The articles of association provide for an authorized share capital in the amount of €194,454,208.32.

Our authorized share capital is divided into:

1,498,386,411 Class A ordinary shares with a nominal value of €0.12 per share;

24,413,065 Class B ordinary shares with a nominal value of €0.36 per share; and

24,413,065 Class C ordinary shares with a nominal value of €0.24 per share.

Issued Share Capital

Our issued and outstanding share capital as of September 28, 2022 consists of:

275,646,227 Class A ordinary shares with a nominal value of €0.12 each; and

24,038,065 Class B ordinary shares with a nominal value of €0.36 each.

We also held 375,000 issued Class B ordinary shares as treasury shares as of September 28, 2022.

Issuance of Shares

Under Dutch law, shares are issued and rights to subscribe for shares are granted pursuant to a resolution of the General Meeting. The articles of association provide that Shares may be issued pursuant to (i) a resolution proposed by the Board and adopted by the General Meeting or (ii) a resolution of the Board if, pursuant to a resolution of the General Meeting, the Board has been authorized for a specific period not exceeding five years to issue Shares. Pursuant to the articles of association, the General Meeting may authorize the Board to issue Shares or grant rights to subscribe for Shares. The authorization can be granted and extended, in each case for a period not exceeding five years. For as long as, and to the extent that, such authorization is effective, the General Meeting will not have the power to issue Shares or grant rights to subscribe for Shares. Pursuant to the articles of association, Shares shall be issued up to the amount of the authorized share capital (from time to time).

Currently, the Board is irrevocably authorized to (i) issue Class A Shares and Class B Shares and to grant rights to subscribe for Class A Shares and Class B Shares for a period of five years as of September 10, 2021 and up to 25% of the issued share capital calculated as from the date of the completion of the Business Combination and (ii) issue Class A Shares and to grant rights to subscribe for Class A Shares, all to the extent the Company has committed itself in connection with the employee stock option program implemented by Lilium GmbH in 2017, the Lilium 2021 Equity Incentive Plan and the Lilium 2021 Employee Share Purchase Plan for a period of five years as of September 10, 2021 and up to a maximum of 46,725,378 Class A Shares (the “Issuance Delegation”).

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Conversion of Class B Shares

Class B Shares may only be Transferred (as defined in the articles of association) to (i) Permitted Transferees (as defined in the articles of association) or (ii) Lilium. A Class B Share will be converted into one Class A Share and one Class C Share (in accordance with the articles of association) upon the occurrence of a Conversion Event or a Shares B Compulsory Conversion Event (each as defined in the articles of association). If a Class C Share is held by anyone other than Lilium (whether or not as a consequence of conversion), such holder of Class C Shares (a Transferor) must notify Lilium of this fact by written notice within three days after the occurrence of such event, following the failure of which Lilium is irrevocably empowered and authorized to offer and transfer the relevant Class C Shares. The Transferor, other than Lilium itself, must transfer such Class C Shares to Lilium for no consideration. The end result of the conversion of Class B Shares is that a Lilium shareholder will acquire one Class A Share for each converted Class B Share. If Lilium fails to accept the offered Class C Shares from the Transferor within three months after receipt of notice, the Transferor’s dividend rights attached to its Class C Shares will revive.

Lilium’s General Meeting for 2022 will be held on October 27, 2022. At this General Meeting, it is proposed to amend the articles of association, pursuant to which an Initial Qualified Holder (as defined in the articles of association) may convert its Class B Shares into one Class A Share and one Class C Share for each Class B Share. Such Initial Qualified Holder shall notify the non-executive directors of the Board of such conversion by written notice. The business day following the date of such written notice shall be considered as the date of the conversion.

Pre-emptive Rights

Under the articles of association, each holder of Class A Shares or Class B Shares (as applicable) shall have a pre-emption right pro rata to the total number of (in aggregate) Class A Shares and Class B Shares (whereby the Class A Shares and Class B Shares shall, for the purposes hereof, be treated as a single class of shares) held by such person on the date of the resolution to issue the Class A Shares and/or Class B Shares, it being understood that this pre-emption right shall not apply to an issuance of Class A Shares:

●	to employees of Lilium or employees of a Lilium group company; and

●	to a person exercising a previously obtained right to acquire Class A Shares or Class B Shares, in accordance with the provisions of the articles of association.

No pre-emption rights shall apply in respect of an issuance of Class C Shares. The pre-emptive rights in respect of newly issued Class A Shares or Class B Shares may be restricted or excluded by a resolution of the General Meeting, upon proposal by the Board. Pursuant to the articles of association, the General Meeting may authorize the Board to limit or exclude the pre-emptive rights in respect of newly issued Class A Shares or Class B Shares. Such authorization for the Board can be granted and extended, in each case for a period not exceeding five years. A resolution of the General Meeting to restrict or exclude the pre-emptive right or to authorize the Board to limit or exclude the pre-emptive rights requires a majority of at least two-thirds of the votes cast, if less than half of the issued capital is represented at the General Meeting.

Currently, the Board is irrevocably authorized for a period of five years as of September 10, 2021 to limit or exclude pre-emptive rights in relation to the issuance of Class A Shares and Class B Shares or rights to subscribe for Class A Shares and Class B Shares under the Issuance Delegation.

Transfer of Shares

Under Dutch law, transfers of Shares (other than in book-entry form) require a written deed of transfer and, unless Lilium is a party to the deed of transfer, an acknowledgement by or proper service upon Lilium to be effective.

Under the articles of association, if one or more Shares are admitted to trading on Nasdaq or any other Regulated Market (as defined in the articles of association), Lilium may, by Board resolution, determine that the laws of the State of New York will apply to the property law aspects of the Shares included in the part of the register of shareholders kept by the relevant transfer agent. Such resolution, as well as the revocation thereof, must be made public as required by law and be made available for inspection at our office and the Dutch trade register. The Board adopted such a resolution effective as of the closing of the Business Combination.

There are no restrictions on the transferability of the Shares in the articles of association or under Dutch law, with the proviso that (i) Class B Shares can only be transferred to (a) Permitted Transferees (as defined in the articles of association) and/or (b) the Company and (ii) if at any time a Class C Shares are held by anyone other than the Company (regardless as a consequence of conversion), such holder of Class C Shares (a “Transferor”) must notify Lilium of this fact by written notice within three days after the occurrence of such event, following the failure of which Lilium is irrevocably empowered and authorized to offer and transfer the relevant Class C Shares. The Transferor, other than Lilium itself, must transfer such Class C Shares to Lilium for no consideration. However, the issuance and offering of Shares to persons located or resident in, or who are citizens of, or who have a registered address in certain countries, and the transfer of Shares into certain jurisdictions, may be subject to specific regulations or restrictions.

Form of Shares

Pursuant to the articles of association, Shares are registered shares.

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Purchase and Repurchase of Shares

Under Dutch law, Lilium may not subscribe for newly issued Shares. Lilium may acquire Shares, subject to applicable provisions and restrictions of Dutch law and the articles of association, to the extent that:

●	such Shares are fully paid-up;

●	our equity capital, reduced by the acquisition price of the Shares, is not less than the sum of the issued and paid-up capital and the reserves to be maintained pursuant to Dutch law or the articles of association;

●	following the transaction contemplated, at least one Share remains outstanding and is not held by Lilium; and

●	if Lilium is admitted to trading on a Regulated Market (as defined in the articles of association), the nominal value of the Shares to be acquired, already held by Lilium or already held by Lilium as pledgee or that are held by Lilium subsidiaries, does not exceed 50% of our issued capital.

Other than Shares acquired gratuitously (om niet) or under universal title of succession (onder algemene titel) (e.g., through a merger or demerger) under statutory Dutch or other law, Lilium may acquire Shares pursuant to the restrictions set out above only if the General Meeting has authorized the Board to do so. An authorization by the General Meeting for the acquisition of Shares can be granted for a maximum period of 18 months. Such authorization must specify the number of Shares that may be acquired, the manner in which these shares may be acquired and the price range within which the shares may be acquired. No authorization of the General Meeting is required if Shares are acquired by Lilium on Nasdaq with the intention of transferring such Shares to our employees or employees of a group company pursuant to an arrangement applicable to them. The General Meeting has adopted a resolution, with effect as of September 10, 2021, to authorize the Board to repurchase Class A Shares and Class B Shares for a period of 18 months permitted under Dutch law and the articles of association. For each annual General Meeting, Lilium expects that the Board will place on the agenda a proposal to re-authorize the Board to repurchase Class A Shares and Class B Shares for a period of 18 months from the date of the resolution. Lilium cannot derive any right to any distribution from Shares or voting rights attached to Shares acquired by it.

Capital Reduction

The General Meeting may resolve to reduce our issued share capital by (i) cancelling Shares or (ii) reducing the nominal value of the Shares by amending the articles of association (provided that the nominal value of a Share cannot be less than €0.01). In either case, this reduction would be subject to applicable statutory provisions. A resolution to cancel Shares may only relate to Shares held by Lilium itself or in respect of which Lilium holds the depository receipts. Under Dutch law, a resolution of the General Meeting to reduce the number of Shares must designate the Shares to which the resolution applies and must lay down rules for the implementation of the resolution. A resolution of the General Meeting to reduce the capital requires a majority of at least two-thirds of the votes cast, if less than half of the issued capital is represented at the General Meeting.

A reduction of the nominal value of Shares without repayment and without release from the obligation to pay up the Shares must be effectuated proportionally on shares of the same class (unless all affected shareholders agree to a disproportional reduction).

A resolution that would result in a reduction of capital requires approval by a majority of the votes cast of each group of shareholders of the same class whose rights are prejudiced by the reduction. In addition, a reduction of capital involves a two-month waiting period during which creditors have the right to object to a reduction of capital under specified circumstances.

General Meeting and Voting Rights

General Meeting

General Meetings are held in Amsterdam, Rotterdam, Utrecht, the Hague or in Haarlemmermeer (Schiphol Airport), the Netherlands. All of our shareholders and others entitled to attend the General Meetings are authorized to address the meeting and, in so far as they have such right, to vote, either in person or by proxy.

We shall hold at least one General Meeting each year, to be held within six months after the end of our financial year, or later, as may be permitted by Dutch law. A General Meeting shall also be held within three months after the Board has determined it to be likely that our equity has decreased to an amount equal to or lower than half of its paid up and called up capital, in order to discuss the measures to be taken if so required. If the Board fails to hold such General Meeting in a timely manner, each shareholder and other person entitled to attend the General Meeting may be authorized by the Dutch court to convene the General Meeting. Our General Meeting for 2022 will be held on October 27, 2022.

The Board may convene additional extraordinary General Meetings at its discretion, subject to the notice requirements described below. Pursuant to Dutch law, one or more shareholders, alone or jointly representing at least 10% of our issued share capital, may request that a General Meeting be convened, the request setting out in detail the matters to be considered. If no General Meeting has been held within eight weeks of the shareholder(s) making such request, that/those shareholder(s) will be authorized to request in summary proceedings a Dutch district court to convene a General Meeting.

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The General Meeting is convened by a notice, which includes an agenda stating the items to be discussed and the location and time of the General Meeting. For the annual General Meeting, the agenda will generally include, among other things, the management report (as far as required by law), the adoption of our annual accounts and the granting of discharge from liability to members of the Board for actions in respect of their management during the preceding financial year. In addition, the agenda for a General Meeting includes such additional items as determined by the Board. Pursuant to Dutch law, one or more shareholders and/or others entitled to attend General Meetings, alone or jointly representing at least 3% of the issued share capital, have the right to request the inclusion of additional items on the agenda of General Meetings. Such requests must be made in writing, and may include a proposal for a shareholder resolution, and must be received by us no later than on the 60th day before the day the relevant General Meeting is scheduled to be held. In accordance with the DCGC, a shareholder is expected to exercise the right of putting an item on the agenda only after consulting the Board in that respect. If one or more shareholders intend to request that an item be put on the agenda that may result in a change in the Company’s strategy, the Board may invoke a response time of a maximum of 180 days from the moment the Board is informed of the request. No resolutions may be adopted on items other than those that have been included in the agenda (unless the resolution would be adopted unanimously during a meeting where the entire issued capital of the Company is present or represented).

On May 1, 2021, a new legislative amendment to the Dutch Civil Code entered into force pursuant to which the Board may invoke a statutory cooling-off period up to a maximum of 250 days (wettelijke bedenktijd). For the Company, this means that the new rules will apply in case:

●	shareholders requesting the Board to have the General Meeting consider a proposal for the appointment, suspension or dismissal of one or more directors, or a proposal for the amendment of one or more provisions in the articles of association relating thereto; or

●	a public offer for shares in the capital of the Company is announced or made without the bidder and the Company having been reached agreement about the offer; and

●	only if the Board also considers the relevant situation to be substantially contrary to the interests of the Company and its affiliated enterprises.

If the Board invokes such cooling-off period, this causes the powers of the General Meeting to appoint, suspend or dismiss directors (and to amend the articles of association in this respect) being suspended.

The Board must use the reflection period to obtain all necessary information for a careful determination of policy it wishes to pursue in the given situation. The Board shall thereby, in any event, consult those shareholders that represent at least 3% of the issued capital at the time the cooling-off period is invoked and the works council (to the extent established). The position of these shareholders and the works council shall, but only with their approval, be published on the Company’s website. The Board shall report on the course of events and the policy that has been pursued since the cooling-off period was invoked. No later than one week after the last day of the cooling-off period, the Company shall have to publicly disclose the report. The report shall also be discussed at the first General Meeting after the expiry of the cooling-off period.

The cooling-off period has a maximum term of 250 days, calculated from:

●	the day after the latest date on which shareholders may request an item to be placed on the agenda of the next General Meeting (which is 60 days before the day of the meeting);

●	the day after the day on which the public offer is made; or

●	the day the court in preliminary relief proceedings has granted authority to shareholders holding at least 10% of the issued share capital to convoke a General Meeting.

All shareholders who solely or jointly hold 3% of the issued share capital may request the Enterprise Chamber of the Court of Appeal in Amsterdam (Ondernemingskamer van het Gerechtshof te Amsterdam) (the “Enterprise Chamber”) to terminate the cooling-off period. The Enterprise Chamber must rule in favor of the request if the shareholders can demonstrate that:

●	the Board, in light of the circumstances at hand when the cooling-off period was invoked, could not reasonably have concluded that the relevant proposal or hostile offer constituted a material conflict with the interests of our Company and its business;

●	the Board cannot reasonably believe that a continuation of the cooling-off period would contribute to careful policy-making; and

●	other defensive measures, having the same purpose, nature and scope as the cooling-off period, have been activated during the cooling-off period and have not since been terminated or suspended within a reasonable period at the relevant shareholders’ request (i.e., no ‘stacking’ of defensive measures).

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We will give notice of each General Meeting by publication on our website and, to the extent required by applicable law, in a Dutch daily newspaper with national distribution and in any other manner that we may be required to follow in order to comply with Dutch law and applicable stock exchange and SEC requirements. We will observe the statutory minimum convening notice period for a General Meeting.

Holders of registered shares may further be provided notice of the meeting in writing at their addresses as stated in our shareholders’ register.

Pursuant to the articles of association and Dutch law, the Board may determine a record date (registratiedatum) of 28 calendar days prior to a General Meeting to establish which shareholders and others with meeting rights are entitled to attend and, if applicable, vote at the General Meeting. The record date, if any, and the manner in which shareholders can register and exercise their rights will be set out in the notice of the General Meeting.

Pursuant to the articles of association, the General Meeting is presided by the Chairman of the Board or, if he is absent, by one of the other non-executive directors designated for that purpose by the Board.

Voting Rights and Quorum

In accordance with Dutch law and the articles of association, and in each case without prejudice to the Voting Cap (as defined hereinafter) being applicable to any shareholder:

●	each Class A Share confers the right to cast 12 votes in a General Meeting;

●	each Class B Share confers the right to cast 36 votes in a General Meeting; and

●	each Class C Share confers the right to cast 24 votes in a General Meeting.

No votes may be cast at a General Meeting in respect of Shares that are held by the Company or any subsidiary, nor in respect of Shares for which the Company or the subsidiary holds the depositary receipts. However, holders of a right of pledge or a right of usufruct on Shares held by the Company or a subsidiary are not excluded from voting, if the right of pledge or the usufruct was created before the Share belonged to the Company or the subsidiary. The Company or the subsidiary may not cast a vote in respect of a Share on which it holds a right of pledge or a right of usufruct.

Voting rights may be exercised by shareholders or by a duly appointed proxy holder (the written proxy being acceptable to the chairman of the General Meeting) of a shareholder, which proxy holder does not need to be a shareholder. Only the holder of a usufruct or pledge on Class A Shares shall have the voting rights attached thereto if so transferred and provided for when the usufruct or pledge was created.

The voting of any shareholder who opts in for the Shareholders’ Covenant (as defined in the articles of association) and is in breach of its commitment not to hold and/or acquire more than 24.9% of the total voting rights exercisable in the General Meeting, is capped at 24.9% of the votes that may be issued in the relevant General Meeting (the “Voting Cap”). The foregoing is subject to the Board determining that the relevant shareholder is in breach of its Shareholders’ Covenant.

Each of our shareholders is obliged to provide the Board with all information relevant to assess the applicability of the Voting Cap to the number of votes in the General Meeting available to such shareholder.

Under the articles of association, blank votes (votes where no choice has been made), abstentions and invalid votes shall not be counted as votes cast.

Resolutions of the shareholders are adopted at a General Meeting by a majority of votes cast, except where Dutch law or the articles of association provide for a special majority in relation to specified resolutions. Subject to any provision of mandatory Dutch law, the articles of association do not provide for a quorum requirement other than for:

(i)	a resolution to amend the articles of association as result of which one or more of the following articles is amended or abolished requires the prior approval of the Class A Shares, which approval can only be granted by a majority of the votes cast in a meeting in which at least 50% of the issued and outstanding Class A Shares are present or represented:

●	article 1 subsections j, n, s, aa, bb, dd, mm or nn;

●	article 4 paragraph 2 or paragraph 3, to the extent it concerns a change of the nominal value of the Shares;

●	article 4A;

●	article 7 paragraph 1 or paragraph 2;

●	article 16 paragraph 10, paragraph 11 or paragraph 12;

●	article 22 paragraph 5;

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●	article 28 paragraph 4 and

(ii)	a resolution to amend the articles of association as a result of which article 14 paragraph 3 or article 28 paragraph 5 is amended or abolished, which requires within the first three years after the Closing Date a majority of at least 85% of the votes cast in a meeting in which at least 85% of the issued and outstanding share capital is present of represented.

Subject to certain restrictions in the articles of association, the determination during the General Meeting made by the chairman of that General Meeting with regard to the results of a vote shall be decisive. The Board will keep a record of the resolutions taken at each General Meeting.

Amendment of Articles of Association

At a General Meeting, at the proposal of the Board, the General Meeting may resolve to amend the articles of association. Such resolution requires a majority of at least two-thirds of the votes cast, if less than half of the issued capital is represented at the General Meeting. A resolution to amend the articles of association that negatively impacts the rights of holders of Class B Shares requires the prior approval of the Class B Shares voting as a separate class.

Merger, Demerger and Dissolution

At a General Meeting, at the proposal of the Board, the General Meeting may resolve to dissolve, or to legally merge or demerge the Company within the meaning of Title 7, Book 2 of the Dutch Civil Code. Such resolution requires a majority of at least two-thirds the votes cast, if less than half of the issued capital is represented at the General Meeting.

In the event of dissolution of the Company and unless Dutch law provides otherwise, the liquidation shall be effected by the Board unless the General Meeting appoints one or more other persons for this purpose.

Squeeze Out

A shareholder who for its own account (or together with its group companies) holds at least 95% of our issued share capital may institute proceedings against the other shareholders jointly for the transfer of their shares to the shareholder who holds such 95% majority. The proceedings are held before the Enterprise Chamber and can be instituted by means of a writ of summons served upon each of the minority shareholders in accordance with the provisions of the Dutch Code of Civil Procedure (Wetboek van Burgerlijke Rechtsvordering). The Enterprise Chamber may grant the claim for squeeze-out in relation to all minority shareholders and will determine the price to be paid for the shares, if necessary after appointment of one or three expert(s) who will offer an opinion to the Enterprise Chamber on the value of the shares of the minority shareholders. Once the order to transfer by the Enterprise Chamber becomes final and irrevocable, the majority shareholder that instituted the squeeze-out proceedings shall give written notice of the date and place of payment and the price to the holders of the shares to be acquired whose addresses are known to the majority shareholder.

Unless the addresses of all minority shareholders are known to the majority shareholder acquiring the shares, the majority shareholder is required to publish the same in a newspaper with a national circulation.

Any sale or transfer of all of our assets (see “—Certain Other Major Transactions” below) and our dissolution or liquidation is subject to approval by a majority of the votes cast in our General Meeting (see “—Merger, Demerger and Dissolution” above).

Certain Other Major Transactions

The articles of association and Dutch law provide that resolutions of the Board concerning a material change in our identity, character or business are subject to the approval of the General Meeting. Such changes include:

●	a transfer of all or materially all of our business/enterprise to a third party;

●	the entry into or termination of a long-lasting cooperation of the Company or of a subsidiary either with another legal person or company, or as a fully liable general partner of a limited partnership or a general partnership, if this cooperation or termination is of essential importance to the Company; and

●	the acquisition or disposition of a participating interest in the capital of a company by the Company or by one of our subsidiaries with a value of at least one third of the value of our assets, according to the balance sheet with explanatory notes or, if we prepare a consolidated balance sheet, according to the consolidated balance sheet with explanatory notes in our most recently adopted annual accounts.

Dividends and Other Distributions

We may only make distributions to our shareholders if our shareholders’ equity exceeds the sum of the paid-up and called-up share capital and the reserves that must be maintained under Dutch law or by the articles of association.

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Distribution of profits shall be made after the adoption of the financial statements from which it appears that the distribution is allowed. The holders of Class A Shares and Class B Shares shall be entitled pari passu to the profits of the Company, pro rata to the total number of Class A Shares and Class B Shares held, provided that out of the profit of any financial year, the holders of Class C Shares shall be entitled to a maximum amount per financial year equal to 0.1% of the nominal value of such Class C Shares. The Board is permitted to declare interim dividends without the approval of the General Meeting. Interim dividends may be declared as provided in the articles of association and may be distributed to the extent that our shareholders’ equity, based on interim financial statements, exceeds the sum of the paid-up and called-up share capital and the reserves that must be maintained under Dutch law or the articles of association. We may reclaim any distributions, whether interim or not interim, made in contravention of Dutch law or the articles of association from our shareholders that knew or should have known that such distribution was not permissible. In addition, on the basis of Dutch case law, if after a distribution we are not able to pay our due and collectable debts, then our shareholders or directors who at the time of the distribution knew or reasonably should have foreseen that result may be liable to our creditors.

Shares owned by the Company shall not bear any dividend rights unless rights of usufruct are created in respect of such Shares prior to the acquisition by the Company, in which case the holder of usufruct shall be entitled to any dividends on the underlying Shares.

The corporate body that declares the (interim) dividend may determine that distributions shall be made in whole or in part in a currency other than the Euro. The Board will set the record date to establish which shareholders (or usufructuaries or pledgees, as the case may be) are entitled to the distribution, such date not being earlier than the date on which the distribution was announced. Claims for payment of dividends and other distributions not made within five years from the date that such dividends or distributions became payable will lapse, and any such amounts will be considered to have been forfeited to us (verjaring). Unless the General Meeting resolves, at the proposal of the Board, upon a different term for that purpose, dividends shall be made payable within 30 days after they are declared.

The General Meeting declaring a dividend may, upon proposal of the Board, decide that such dividend will be distributed, wholly or partly, other than in cash.

We do not anticipate paying any dividends on Shares for the foreseeable future. See the section entitled “Dividend Policy.”

Exchange Controls and other Provisions relating to non-Dutch Shareholders

Under Dutch law, subject to the 1977 Sanction Act (Sanctiewet 1977) or otherwise by international sanctions, there are no exchange control restrictions on investments in, or payments on, Shares (except as to cash amounts). There are no special restrictions in the articles of association or Dutch law that limit the right of shareholders who are not citizens or residents of the Netherlands to hold or vote Shares.

Warrants

As of September 28, 2022, there are 12,650,000 Public Warrants outstanding. The Public Warrants, which entitle the holder to purchase one Class A Share at an exercise price of $11.50 per Class A Share, became exercisable thirty days after the completion of the Business Combination. The Public Warrants will expire five years after the completion of the Business Combination or earlier upon redemption or liquidation in accordance with their terms. There are also 7,060,000 Private Warrants outstanding. The Private Warrants are identical to the Public Warrants in all material respects, except that the Private Warrants were not transferable, assignable or salable until 30 days after the completion of the Business Combination. In addition, on October 22, 2021, we issued the Azul Warrants to Azul on a fully vested basis, which are exercisable for 1,800,000 Class A Shares at an exercise price of €0.12 per Class A Share. Azul is entitled to exercise the Azul Warrants at any time on or prior to October 22, 2026.

Lilium will have the ability to redeem outstanding SPAC Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per SPAC Warrant, provided that the closing price of the Class A Shares equals or exceeds $18.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading day period ending on the third trading day prior to the date on which a notice of redemption is sent to the warrant holders. Lilium will not redeem the SPAC Warrants as described above unless a registration statement under the Securities Act covering the Class A Shares issuable upon exercise of such warrants is effective and a current prospectus relating to those Class A Shares is available throughout the 30-day redemption period. If and when the SPAC Warrants become redeemable by Lilium, Lilium may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding SPAC Warrants could force holders of SPAC Warrants to (i) exercise their SPAC Warrants and pay the exercise price therefor, (ii) sell their SPAC Warrants at the then-current market price or (iii) accept the nominal redemption price that, at the time the outstanding SPAC Warrants are called for redemption, is likely to be substantially less than the market value of the SPAC Warrants.

In addition, Lilium will have the ability to redeem the outstanding SPAC Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.10 per warrant if, among other things, the closing price of the Class A Shares equals or exceeds $10.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) on the trading day prior to the date on which a notice of redemption is sent to the warrant holders. If trading prices for the Class A Shares have not exceeded the $10.00 per share threshold at which the SPAC Warrants would become redeemable, holders will be able to exercise their SPAC Warrants prior to redemption for a number of Class A Shares determined based on the redemption date and the fair market value of the Class A Shares.

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Notices

We will give notice of each General Meeting by publication on our website and, to the extent required by applicable law, in a Dutch daily newspaper with national distribution, and in any other manner that we may be required to follow to comply with Dutch law and applicable stock exchange and SEC requirements. Holders of registered shares may further be provided notice of the meeting in writing at their addresses as stated in our shareholders’ register.

Certain Disclosure Obligations

We are subject to certain disclosure obligations under Dutch and U.S. law and the rules of Nasdaq. The following is a description of the general disclosure obligations of public companies under Dutch and U.S. law and the rules of Nasdaq as such laws and rules exist as of the date of this document and should not be viewed as legal advice for specific circumstances.

Financial Reporting Under Dutch Law

The Dutch Financial Reporting Supervision Act (Wet toezicht financiële verslaggeving, the “FRSA”) applies to our financial reporting. Under the FRSA, the Dutch Authority for the Financial Markets (Autoriteit Financiële Markten, the “AFM”) supervises the application of financial reporting standards by, among others, companies whose corporate seats are in the Netherlands and whose securities are listed on a regulated market within the EU or on an equivalent third (non-EU) country market. As our corporate seat is in the Netherlands and our Class A Shares are listed on Nasdaq, the FRSA will be applicable to the Company.

Pursuant to the FRSA, the AFM has an independent right to (i) request an explanation from the Company regarding the application of the applicable financial reporting standards if, based on publicly known facts or circumstances, it has reason to doubt our financial reporting meets such standards and (ii) recommend to the Company that we make available further explanations and file these with the AFM. If we do not comply with such a request or recommendation, the AFM may request that the Enterprise Chamber order us to (i) make available further explanations as recommended by the AFM, (ii) provide an explanation of the way we have applied the applicable financial reporting standards to our financial reports or (iii) prepare our financial reports in accordance with the Enterprise Chamber’s instructions.

Periodic Reporting Under U.S. Securities Law

We are a “foreign private issuer” under the securities laws of the United States and the rules of Nasdaq. Under the securities laws of the United States, “foreign private issuers” are subject to different disclosure requirements than U.S. registrants. We intend to take all actions necessary to maintain compliance as a foreign private issuer with the applicable corporate governance requirements of the Sarbanes-Oxley Act of 2002, the rules adopted by the SEC and Nasdaq’s listing standards. Under the Nasdaq rules, a “foreign private issuer” is subject to less stringent corporate governance requirements. Subject to certain exceptions, the Nasdaq rules permit a “foreign private issuer” to comply with our home country rules in lieu of the listing requirements of Nasdaq.

Nasdaq Rules

For so long as our shares are listed on Nasdaq, we will be required to meet certain requirements relating to ongoing communication and disclosure to Lilium shareholders, including a requirement to make any annual report filed with the SEC available on or through our website and to comply with the “prompt disclosure” requirement of Nasdaq with respect to earnings and dividend announcements, combination transactions, stock splits, major management changes and any substantive items of an unusual or non-recurrent nature. Issuers listing shares on Nasdaq must also meet certain corporate governance standards, such as those relating to annual meetings, board independence, the formation and composition of nominating/corporate governance, compensation and audit committees and shareholder approval of certain transactions.

Certain Insider Trading and Market Manipulation Laws

Dutch and U.S. law each contain rules intended to prevent insider trading and market manipulation. The following is a general description of those laws as such laws exist as of the date of this document and should not be viewed as legal advice for specific circumstances.

In connection with our listing on Nasdaq, we have adopted an insider trading policy. This policy provides for, among other things, rules on transactions by members of the Board and our employees in Shares or in financial instruments the value of which is determined by the value of the shares.

The Netherlands

On July 3, 2016, the Regulation (EU) No 596/2014 of the European Parliament and of the Council of April 16, 2014 (the “MAR”) replaced all of the Dutch market abuse rules. It has come to the Company’s attention that some of our Class A Shares are traded on certain open markets (Freiverkehr) in Germany (being a member state of the EU). The trading of these Class A Shares on certain open markets (Freiverkehr) in Germany was implemented and is being conducted without our approval. These open markets in Germany are qualified as multilateral trading facilities (“MTFs”) or organized trading facilities (“OTFs”) within the scope of the MAR.

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Under the MAR, certain provisions of the MAR apply to the securities of companies whose securities are traded on MTFs or OTFs irrespective of whether such company has approved the trading of its securities on such open market (for example, the provisions under the MAR relating to unlawful disclosure of inside information and market manipulation). Certain provisions of the MAR are only applicable to the securities of companies who have approved and/or have requested admission to trading of its financial instruments on a regulated market, an MTF or OTF (for example, the provisions under the MAR relating to public disclosure of inside information and notification rules for director dealings), which provisions of the MAR do not apply to the Company given that it did not approve the trading of its securities on certain open markets (Freiverkehr) in Germany.

United States

The United States securities laws generally prohibit any person from trading in a security while in possession of material, non-public information or assisting someone who is engaged in doing the same. The insider trading laws cover not only those who trade based on material, non-public information but also those who disclose material non-public information to others who might trade on the basis of that information (known as “tipping”). A “security” includes not just equity securities, but any security (e.g., derivatives). Thus, members of the Board, officers and other employees of the Company may not purchase or sell shares or other securities of the Company when in possession of material, non-public information about the Company (including our business, prospects or financial condition), nor may they tip any other person by disclosing material, non-public information about the Company.

We have identified those persons working for us who could have access to inside information on a regular or incidental basis and have informed such persons of the prohibitions on insider trading and market manipulation imposed by U.S. laws, including the sanctions that can be imposed in the event of a violation of those rules.

Certain Disclosure and Reporting Obligations of Directors, Officers and Shareholders of Lilium

Our directors, officers and shareholders are subject to certain disclosure and reporting obligations under Dutch and U.S. law. The following is a description of the general disclosure obligations of directors, officers and shareholders under Dutch law as such laws exist as of the date of this document and should not be viewed as legal advice for specific circumstances.

DCGC

As we have our registered seat in the Netherlands and have our Class A Shares listed on a third (non-EU) country market equivalent to a regulated market (e.g., Nasdaq), we are subject to the Dutch Corporate Governance Code, which was published on December 8, 2016, entered into force on January 1, 2017, and finds its statutory basis in Book 2 of the Dutch Civil Code (the “DCGC”). The DCGC contains both principles and best practice provisions for the Board, shareholders and the General Meeting, financial reporting, auditors, disclosure compliance and enforcement standards.

The DCGC is based on a “comply or explain” principle. Accordingly, we are required to disclose in our management report publicly filed in the Netherlands whether or not we are complying with the various provisions of the DCGC. If we do not comply with one or more of those provisions (e.g., because of a conflicting Nasdaq requirement or U.S. market practice), we are required to explain the reasons for such non-compliance.

Dutch Civil Code

The Dutch Civil Code provides for certain disclosure obligations in our annual accounts. Information on directors’ remuneration and rights to acquire Shares must be disclosed in our annual accounts.

Transfer Agent and Warrant Agent

Under the articles of association, the Board may resolve, with due observation of the statutory requirements, that the laws of the State of New York apply to the property law aspects of the Shares for as long as the Shares are in book-entry form, as included in the part of the register of shareholders kept by the relevant transfer agent and/or listed on a Regulated Market (as defined in our articles of association).

We have listed the Shares in book-entry form and such Shares, through the transfer agent, are not certificated. We have appointed Continental Stock Transfer & Trust Company as our agent in New York to maintain our shareholders’ and warrant holders’ register on behalf of the Board and to act as transfer agent and registrar for the Shares. Our Class A Shares and the Public Warrants trade on Nasdaq in book-entry form.

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted Shares or Public Warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

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Persons who have beneficially owned restricted Shares or Public Warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

●	1% of the total number of ordinary shares then outstanding; or

●	the average weekly reported trading volume of the ordinary shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

●	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

●	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

●	the issuer of the securities has filed all Exchange Act reports and materials required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports; and

●	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company. As a result, our initial shareholders became able to sell their Shares and Warrants pursuant to Rule 144 without registration one year after the Closing Date.

Registration Rights Arrangements

In connection with the closing of the Business Combination Agreement, Qell Partners LLC, a Cayman limited liability company (the “Sponsor”) and certain current shareholders of Lilium receiving Shares in the Business Combination (the “Lilium Holders” and, together with the Sponsor, the “Registration Rights Holders”) entered into an amended and restated registration rights agreement, dated as of September 13, 2021 (the “Sponsor Registration Rights Agreement”). Pursuant to the Sponsor Registration Rights Agreement, we agreed that, within 30 calendar days after the consummation of the Business Combination, we would file with the SEC (at our sole cost and expense) a registration statement registering the resale of certain securities held by or issuable to the Registration Rights Holders (the “Resale Registration Statement”), and would use our commercially reasonable efforts to have the Resale Registration Statement declared effective as soon as reasonably practicable after the filing thereof. In certain circumstances, the Registration Rights Holders can demand up to two underwritten offerings in any six month period (and we are not required to effect more than four underwritten offerings in any 12 month period), and the Registration Rights Holders will be entitled to customary piggyback registration rights. The Sponsor Registration Rights Agreement does not provide for the payment of any cash penalties by Lilium if we fail to satisfy any of our obligations under the Sponsor Registration Rights Agreement.

In addition, we have entered into a registration rights agreement granting customary registration rights to Azul in respect of the Class A Shares issuable upon the exercise of the Azul Warrants. We have also entered into a registration rights agreement with Tumim relating to the registration of the Class A shares sold in accordance to the Purchase Agreement, pursuant to which we have filed with the SEC this registration statement.

Listing of Securities

Our Class A Shares and the Public Warrants are listed on Nasdaq under the symbols “LILM” and “LILMW,” respectively. Holders of our securities should obtain current market quotations for their securities. There can be no assurance that our Class A Shares and/or Public Warrants will remain listed on Nasdaq. If we fail to comply with the Nasdaq listing requirements, our Class A Shares and/or Public Warrants could be delisted from Nasdaq. A delisting of our Class A Shares will likely affect the liquidity of our Class A Shares and warrants and could inhibit or restrict our ability to raise additional financing.

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SELLING SECURITYHOLDER

This prospectus relates to the possible resale from time to time by Tumim of any or all of the Class A Shares that have been or may be issued by us to Tumim under the Purchase Agreement. For additional information regarding the issuance of Class A Shares covered by this prospectus, see the section titled “Tumim Stone Capital Committed Equity Financing” above. We are registering the Class A Shares pursuant to the provisions of the Registration Rights Agreement in order to permit the selling securityholder to offer the Class A Shares for resale from time to time. Except for the transactions contemplated by the Purchase Agreement and the Registration Rights Agreement, Tumim has not had any material relationship with us within the past three years. As used in this prospectus, the term “selling securityholder” means Tumim Stone Capital LLC.

The table below presents information regarding the selling securityholder and the Class A Shares that it may offer from time to time under this prospectus. This table is prepared based on information supplied to us by the selling securityholder, and reflects holdings as of September 28, 2022. The number of Class A Shares in the column “Maximum Number of Class A Shares to be Offered Pursuant to this Prospectus” represents all of the Class A Shares that the selling securityholder may offer under this prospectus. The selling securityholder may sell some, all or none of its Class A Shares in this offering. We do not know how long the selling securityholder will hold the Class A Shares before selling them, and we currently have no agreements, arrangements or understandings with the selling securityholder regarding the sale of any of the Class A Shares.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act and includes Class A Shares with respect to which the selling securityholder has voting and investment power. The percentage of Class A Shares beneficially owned by the selling securityholder prior to the offering shown in the table below is based on an aggregate of 275,646,227 Class A Shares outstanding on September 28, 2022. Because the purchase price of the Class A Shares issuable under the Purchase Agreement is determined on the applicable VWAP Purchase Date with respect to a VWAP Purchase, the number of Class A Shares that may actually be sold by us under the Purchase Agreement may be fewer than the number of Class A Shares being offered by this prospectus. The fourth column assumes the sale of all of the Class A Shares offered by the selling securityholder pursuant to this prospectus.

	Number of Class A Shares Owned Prior to Offering		Maximum Number of Class A Shares to be Offered Pursuant	Number of Class A Shares Owned After Offering
Name of Selling Securityholder	Number(1)	Percent(2)	to this Prospectus	Number(3)	Percent(2)
Tumim Stone Capital LLC(4)	30,000	*	21,691,268	0	—

*	Represents beneficial ownership of less than one percent.

(1)	Represents 30,000 Class A Shares that we issued to Tumim pursuant to the Purchase Agreement and that have not been resold by Tumim as of September 28, 2022. In accordance with Rule 13d-3(d) under the Exchange Act, we have excluded from the number of shares beneficially owned prior to the offering all of the shares that Tumim may be required to purchase under the Purchase Agreement, because the issuance of such shares is solely at our discretion and is subject to conditions contained in the Purchase Agreement, the satisfaction of which are entirely outside of Tumim’s control, including the registration statement that includes this prospectus becoming and remaining effective. Furthermore, the VWAP Purchases of Class A Shares are subject to certain agreed upon maximum amount limitations set forth in the Purchase Agreement. Also, the Purchase Agreement prohibits us from issuing and selling any Class A Shares to Tumim to the extent such shares, when aggregated with all other ordinary shares then beneficially owned by Tumim, would cause Tumim’s beneficial ownership of our Class A Shares to exceed the 4.99% Beneficial Ownership Cap, which limitation may be increased to 9.99% at the discretion of Tumim.

(2)	Applicable percentage ownership is based on 275,646,227 Class A Shares outstanding as of September 28, 2022.

(3)	Assumes the sale of all Class A Shares being offered pursuant to this prospectus.

(4)	The business address of Tumim Stone Capital LLC is 140 Broadway, 38th Floor, New York, NY 10005. Tumim Stone Capital LLC’s principal business is that of a private investor. Maier Joshua Tarlow is the manager of 3i Management, LLC, the general partner of 3i, LP, which is the sole member of Tumim Stone Capital LLC, and has sole voting control and investment discretion over securities beneficially owned directly by Tumim Stone Capital LLC and indirectly by 3i Management, LLC and 3i, LP. 3i Management, LLC is also the manager of Tumim Stone Capital LLC. We have been advised that none of Mr. Tarlow, 3i Management, LLC, 3i, LP or Tumim Stone Capital LLC is a member of the Financial Industry Regulatory Authority, or FINRA, or an independent broker-dealer, or an affiliate or associated person of a FINRA member or independent broker-dealer. The foregoing should not be construed in and of itself as an admission by Mr. Tarlow as to beneficial ownership of the securities beneficially owned directly by Tumim Stone Capital LLC and indirectly by 3i Management, LLC and 3i, LP.

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TAXATION

Material U.S. Federal Income Tax Considerations for U.S. Holders

The following is a description of the material U.S. federal income tax consequences to the U.S. Holders (as defined below) described below of owning and disposing of our Class A Shares. It is not a comprehensive description of all tax considerations that may be relevant to a particular person’s decision to acquire our Class A Shares. This discussion applies only to a U.S. Holder that holds our Class A Shares as a capital asset (generally, property held for investment). In addition, this discussion does not describe all of the tax consequences that may be relevant in light of a U.S. Holder’s particular circumstances, including state and local tax consequences, estate tax consequences, alternative minimum tax consequences, the potential application of the Medicare contribution tax and tax consequences applicable to U.S. Holders subject to special rules, such as:

●	banks, insurance companies and certain other financial institutions;

●	pension plans;

●	U.S. expatriates and certain former citizens or long-term residents of the United States;

●	dealers or traders in securities who use a mark-to-market method of tax accounting;

●	persons holding Class A Shares as part of a hedging transaction, “straddle,” “hedge,” “conversion,” “synthetic security,” “constructive ownership transaction,” “constructive sale” or other integrated transaction for U.S. federal income tax purposes;

●	persons whose “functional currency” is not the U.S. dollar;

●	brokers, dealers or traders in securities, commodities or currencies;

●	tax-exempt entities (including private foundations) or government organizations;

●	S corporations, partnerships, or other entities or arrangements classified as partnerships or S corporations for U.S. federal income tax purposes;

●	regulated investment companies or real estate investment trusts;

●	trusts and estates;

●	persons who acquired our Class A Shares pursuant to the exercise of any employee stock option or otherwise as compensation;

●	persons holding our Class A Shares in connection with a trade or business, permanent establishment or fixed base outside the United States; and

●	persons who own (directly or through attribution) 10% or more (by vote or value) of our outstanding Class A Shares.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds our Class A Shares, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships holding our Class A Shares and partners in such partnerships are encouraged to consult their tax advisors as to the particular U.S. federal income tax consequences of holding and disposing of our Class A Shares.

The discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, all as of the date hereof, changes to any of which may affect the tax consequences described herein - possibly with retroactive effect.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Class A Shares that is, for U.S. federal income tax purposes:

(a)	a citizen or individual resident of the United States;

(b)	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

(c)	an estate the income of which is subject to U.S federal income tax without regard to its source; or

(d)	a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) the trust has a valid election to be treated as a U.S. person under applicable U.S. Treasury Regulations.

PERSONS CONSIDERING AN INVESTMENT IN OUR CLASS A SHARES SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES APPLICABLE TO THEM RELATING TO THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR CLASS A SHARES, INCLUDING THE APPLICABILITY OF U.S. FEDERAL, STATE AND LOCAL TAX LAWS.

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Distributions

Subject to the discussion below under “—Passive Foreign Investment Company Rules,” the gross amount of distributions paid on our Class A Shares, other than certain pro rata distributions of Class A Shares or rights to acquire Class A Shares, will generally be treated as dividends to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles as of the end of the taxable year in which each distribution is made). Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its Class A Shares. Any remaining excess will be treated as gain realized on the sale of Class A Shares and will be treated as described below under “—Sale or Other Taxable Dispositions.” The amount of any such distribution will include any amounts of foreign taxes withheld by us (or another applicable withholding agent). The gross amount of the dividend will be treated as foreign-source dividend income to U.S. Holders and will not be eligible for the dividends-received deduction generally available to U.S. corporations. Subject to applicable limitations, dividends received by certain non-corporate U.S. Holders that satisfy a minimum holding period and certain other requirements may be taxable at preferential rates applicable to “qualified dividend income” if we qualify for the benefits of the income tax treaty between the United States and Germany (the “U.S.-Germany Treaty”) and we are not a PFIC (as defined below) with respect to the U.S. Holder in the taxable year of distribution or the preceding taxable year.

Dividends will generally be included in a U.S. Holder’s income on the date of the U.S. Holder’s receipt of the dividend. Dividends paid in a currency other than U.S. dollars will be included in income by a U.S. Holder in a U.S. dollar amount calculated by reference to the exchange rate in effect on the date of receipt, whether or not the currency received is in fact converted into U.S. dollars at that time. If the dividend is converted into U.S. dollars on the date of receipt, a U.S. Holder should not be required to recognize foreign currency gain or loss in respect of the dividend income. A U.S. Holder’s tax basis in non-U.S. currency that is not converted into U.S. dollars on the date of receipt will equal the U.S. dollar amount included in income. A U.S. Holder would generally have foreign currency gain or loss if the non-U.S. currency received is converted into U.S. dollars after the date of receipt for a different U.S. dollar amount. Such gain or loss would generally be treated as U.S.-source ordinary income or loss. The amount of any distribution of property other than cash (and other than certain pro rata distributions of Class A Shares or rights to acquire Class A Shares) will be the fair market value of such property on the date of distribution.

Subject to generally applicable limitations and provided that German tax withheld from dividends constitutes a “covered withholding tax” within the meaning of final regulations recently adopted by the U.S. Internal Revenue Service (“IRS”) and the U.S. Treasury Department (the “Regulations”), a U.S. Holder may claim credit for German tax withheld at the appropriate rate against the U.S. Holder’s U.S. federal income tax liability. However, a U.S. Holder will not be allowed a foreign tax credit for withholding tax it could have reasonably avoided by claiming benefits under the U.S.-Germany Treaty through appropriate procedures. Each U.S. Holder should consult its own tax advisor about its eligibility for a reduced rate of German withholding tax. For foreign tax credit limitation purposes, dividends received with respect to the Class A Shares will generally constitute “passive category income.” In computing foreign tax credit limitations, non-corporate U.S. Holders eligible for the preferential tax rate applicable to qualified dividend income may take into account only the portion of the dividend effectively taxed at the highest applicable marginal rate. In lieu of claiming a foreign tax credit, a U.S. Holder may deduct foreign taxes in computing their taxable income, subject to generally applicable limitations under U.S. law. An election to deduct foreign taxes instead of claiming foreign tax credits applies to all foreign taxes paid or accrued in the taxable year. The rules governing eligibility for foreign tax credits or deductions are complex and the Regulations have imposed additional requirements that must be met for a foreign tax to be creditable (including requirements that a “covered withholding tax” be imposed on non-residents in lieu of a generally applicable tax that satisfies the definition of an “income tax,” as provided in the Regulations, which may be unclear or difficult to determine). Accordingly, U.S. Holders are urged to consult their tax advisor regarding the availability of foreign tax credits or deductions for foreign taxes withheld with respect to dividends or other distributions on Class A Shares in their particular circumstances.

Sale or Other Taxable Disposition

Subject to the discussion below under “—Passive Foreign Investment Company Rules,” gain or loss realized on the sale or other taxable disposition of Class A Shares will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder held the Class A Shares sold or disposed for more than one year at the time of sale or other taxable disposition. The amount of gain or loss realized will be equal to the difference, if any, between the amount realized on the sale or other taxable disposition of the Class A Shares and the U.S. Holder’s adjusted tax basis in the Class A Shares sold or disposed, in each case, as determined in U.S. dollars. Long-term capital gains recognized by certain non-corporate U.S. Holders (including individuals) will generally be subject to tax at preferential reduced rates. The deductibility of capital losses is subject to limitations.

A U.S. Holder’s adjusted tax basis in its Class A Shares generally will be equal to the U.S. Holder’s acquisition cost for the Class A Shares, which will be the U.S. dollar value of any non-U.S. dollar purchase price paid for the Class A Shares determined on the date of purchase, less the U.S dollar value of any prior distributions treated as a return of capital. A U.S. Holder that receives a currency other than U.S. dollars on the sale or other taxable disposition of Class A Shares will realize an amount equal to the U.S. dollar value of the currency received at the spot rate on the date of sale or other taxable disposition. However, if the Class A Shares sold or disposed are treated as traded on an “established securities market” at the time of sale or other taxable disposition, a cash basis U.S. Holder or an accrual basis U.S. Holder that has made a special election (which must be applied consistently from year to year and cannot be changed without the consent of the IRS, will determine the U.S. dollar value of the amount realized by translating the amount of non-U.S. currency received at the spot rate of exchange on the settlement date.

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An accrual basis U.S. Holder that is not eligible to or does not elect to determine the amount realized using the spot rate on the settlement date, will recognize foreign currency gain or loss to the extent of any difference between the U.S. dollar amount realized on the date of sale or disposition and the U.S. dollar value of the currency received at the spot rate on the settlement date. A U.S. Holder will have a tax basis in the currency received equal to its U.S. dollar value at the spot rate on the settlement date. Any currency gain or loss realized on the settlement date or on a subsequent conversion of the non-U.S. currency for a different U.S. dollar amount generally will be U.S. source ordinary income or loss.

Passive Foreign Investment Company Rules

If we are classified as a passive foreign investment company (a “PFIC”) in any taxable year, a U.S. Holder will be subject to special rules generally intended to reduce or eliminate any benefits from the deferral of U.S. federal income tax that a U.S. Holder could derive from investing in a non-U.S. company that does not distribute all of its earnings on a current basis.

A non-U.S. corporation is classified as a PFIC for any taxable year in which, after applying certain look-through rules and taking into account a pro rata portion of the income and assets of 25% or more owned subsidiaries, either:

●	at least 75% of its gross income is passive income (the “Income Test”); or

●	at least 50% of the average quarterly value of its gross assets is attributable to assets that produce, or are held to produce, passive income or that do not produce income (the “Asset Test”).

It is uncertain whether we or any of our subsidiaries will be treated as a PFIC for U.S. federal income tax purposes for the current or any subsequent tax year. Whether the Company is a PFIC is a factual determination made annually based on principles and methodologies that in some circumstances are unclear and subject to varying interpretation. Under the Income Test, our status as a PFIC depends on the composition of our income, which will depend on the transactions we enter into in the future and our corporate structure. The composition of our income and assets is also affected by the spending of the cash we raise in any offering. Under the Asset Test, the Company’s status as a PFIC will generally depend on the amount of the Company’s goodwill that is characterized as an active asset. The rules for characterizing a corporation’s goodwill as active or passive assets are uncertain. However, one reasonable approach for determining the character of goodwill for purposes of the Asset Test requires identifying goodwill with specific income producing activities and characterizing goodwill as active or passive based on the income derived from each activity. Because PFIC status is based on our income, assets, and activities for the entire taxable year, it is not possible to determine whether we will be classified as a PFIC for the current taxable year or any subsequent year until after the close of the relevant taxable year.

If we are classified as a PFIC for any taxable year in which a U.S. Holder owns Class A Shares, such U.S. Holder would, in that and all subsequent taxable years, be subject to additional taxes on any (i) distributions exceeding 125% of the average amount received during the three preceding taxable years (or, if shorter, the U.S. Holder’s holding period) (such distributions, “excess distributions”) and (ii) gain recognized from the sale or other taxable disposition (including, under certain circumstances, a pledge) of such U.S. Holder’s Class A Shares (regardless of whether the Company continued to be a PFIC under either of the tests above) unless (a) such U.S. Holder makes a QEF Election (as defined below) or (b) our Class A Shares constitute “marketable” securities and such U.S. Holder makes a mark-to-market election as discussed below. To compute the tax on excess distributions or any gain, (i) the excess distribution or gain is allocated ratably over the U.S. Holder’s holding period in the Class A Shares, (ii) the amount allocated to the current taxable year and any year before we became a PFIC is taxed as ordinary income in the current year and (iii) the amount allocated to each other taxable year is taxed at the highest tax rate in effect for such year for individuals or corporations, as appropriate, and an interest charge is imposed to recover the deemed benefit from the deferred payment of the resulting tax attributable to each such year. The tax liability for amounts allocated to years prior to the year of the excess distribution or disposition cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of the Class A Shares cannot be treated as capital, even if a U.S. Holder holds the Class A Shares as capital assets. In addition, dividends on the Class A Shares would not be eligible for the preferential tax rate applicable to qualified dividend income received by individuals and certain other non-corporate persons.

If we are classified as a PFIC, a U.S. Holder will generally be subject to similar rules with respect to distributions we receive from, and our dispositions of the stock of, any of our direct or indirect subsidiaries that also are PFICs (such PFIC subsidiaries, “lower-tier PFICs”), as if such distributions were indirectly received by, and/or dispositions were indirectly carried out by, such U.S. Holder. U.S. Holders should consult their tax advisors regarding the application of the PFIC rules to our subsidiaries.

If we are classified as a PFIC in any taxable year in which a U.S. Holder owns Class A Shares, we will continue to be treated as a PFIC with respect to such U.S. Holder in all succeeding years during which the U.S. Holder owns our Class A Shares, regardless of whether we continue to meet either of the tests described above for any succeeding year, unless (i) we cease to be a PFIC and the U.S. Holder has made a “deemed sale” election with respect to our Class A Shares or (ii) the U.S. Holder makes a valid QEF Election with respect to all taxable years in such U.S. Holder’s holding period during which we are a PFIC. If the “deemed sale” election is made, a U.S. Holder will be deemed to have sold its Class A Shares at their fair market value and any gain from such deemed sale would be subject to the rules described above. After the deemed sale election, so long as we do not become a PFIC in a subsequent taxable year, the U.S. Holder’s Class A Shares with respect to which such election was made will not be treated as shares in a PFIC, and the U.S. Holder will not be subject to the rules described above with respect to any “excess distribution” the U.S. Holder receives from us or any gain from an actual sale or other taxable disposition of the Class A Shares. U.S. Holders should consult their tax advisors as to the possibility and consequences of making a deemed sale election if we have been classified as a PFIC in any taxable year in which a U.S. Holder owns Class A Shares and subsequently cease to be a PFIC.

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Certain elections exist that may alleviate some of the adverse consequences of PFIC status and would result in alternative U.S. federal income tax consequences for U.S Holders of owning and disposing of our Class A Shares. A U.S. Holder may avoid the general tax treatment for PFICs described above by electing to treat us as a “qualified electing fund” under Section 1295 of the Code (a “QEF,” and such election, a “QEF Election”) for each of the taxable years during the U.S. Holder’s holding period that we are a PFIC. If a QEF Election is not in effect for the first taxable year in the U.S. Holder’s holding period in which we are a PFIC, a QEF Election generally can only be made if the U.S. Holder elects to make an applicable deemed sale or deemed dividend election on the first day of its taxable year in which we become a QEF pursuant to the QEF Election. The deemed gain or deemed dividend recognized with respect to such an election would be subject to the general tax treatment of excess distributions and disposal gains discussed above. In order to comply with the requirements of a QEF Election, a U.S. Holder must receive a PFIC Annual Information Statement from us. If we determine that we are a PFIC for any taxable year, upon written request, we will endeavor to provide to a U.S. Holder such information with respect to the Company as the IRS may require, including a PFIC Annual Information Statement, in order to enable the U.S. Holder to make and maintain a QEF Election, but there is no assurance that we will timely provide such required information. Further, there is no assurance that we will have timely knowledge of our status as a PFIC in the future or of all of the information required to be provided.

If a U.S. Holder makes a QEF Election with respect to its Class A Shares, it will be taxed currently on its pro rata share of our ordinary earnings and net capital gain (at ordinary income and capital gain rates, respectively) for each taxable year that we are a PFIC, even if no distributions are received. Any distributions we make out of our earnings and profits that were previously included in such a U.S. Holder’s income as a result of making the QEF Election would not be taxable to such U.S. Holder. Such U.S. Holder’s tax basis in its Class A Shares would be increased by an amount equal to any income included under the QEF Election and decreased by any amount distributed on the Class A Shares that is not included in its income. In addition, a U.S. Holder will recognize capital gain or loss on the disposition of its Class A Shares in an amount equal to the difference between the amount realized and its adjusted tax basis in the securities, each as determined in U.S. dollars. Once made, a QEF Election remains in effect unless invalidated or terminated by the IRS or revoked by the shareholder. A QEF Election can be revoked only with the consent of the IRS. A U.S. Holder that has made a QEF Election will not be currently taxed on our ordinary income and net capital gain for any taxable year for which we are not classified as a PFIC. A separate QEF Election is required for any equity interests in any lower-tier PFICs that we own. There can be no assurance that we will have timely knowledge of the PFIC status of any equity interests in any non-U.S. corporation that we may own or that we will be able to provide all of the information required to make a valid QEF Election for any lower-tier PFIC that we may own. Each U.S. Holder should consult its tax advisor regarding the availability of, and procedure for making, any deemed gain, deemed dividend or QEF Election.

Alternatively, U.S. Holders can avoid the interest charge on excess distributions or gain relating to such U.S. Holder’s Class A Shares and certain other of the adverse impacts of the PFIC rules described above by making a mark-to-market election with respect to such Class A Shares, provided that the Class A Shares constitute “marketable stock.” “Marketable stock” is, generally, stock that is “regularly traded” on certain U.S. stock exchanges or on a foreign stock exchange that meets certain conditions. For these purposes, stock is considered regularly traded during any calendar year during which shares are traded, other than in de minimis quantities, on at least 15 days during each calendar quarter. Any trades that have as their principal purpose meeting this requirement will be disregarded. Our Class A Shares are listed on Nasdaq, which is a qualified exchange for these purposes. Consequently, if our Class A Shares remain listed on Nasdaq and are regularly traded, and you are a U.S. Holder of Class A Shares, we expect the mark-to-market election would be available to you if we are a classified as a PFIC. No assurance can be given that the Class A Shares will be traded in sufficient frequency and quantity to be considered “marketable stock.” Each U.S. Holder should consult its tax advisor as to the whether a mark-to-market election is available or advisable with respect to the securities.

A U.S. Holder that makes a mark-to-market election with respect to its Class A Shares must include in ordinary income for each year an amount equal to the excess, if any, of the fair market value of the Class A Shares at the close of the taxable year over the U.S. Holder’s adjusted tax basis such Class A Shares. An electing holder may also claim an ordinary loss deduction for the excess, if any, of the U.S. Holder’s adjusted basis in its Class A Shares over their fair market value at the close of the taxable year, but this deduction is allowable only to the extent of any unreversed mark-to-market gains included in income in prior taxable years. Gains from an actual sale or other disposition of the Class A Shares will be treated as ordinary income, and any losses incurred on a sale or other disposition of the Class A Shares will be treated as an ordinary loss to the extent of any unreversed mark-to-market gains previously included in income. Once made, a mark-to-market election cannot be revoked without the consent of the IRS, unless our Class A Shares cease to be marketable.

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However, a mark-to-market election generally cannot be made for equity interests in any lower-tier PFICs that we own, unless shares of such lower-tier PFIC are themselves “marketable.” As a result, even if a U.S. Holder validly makes a mark-to-market election with respect to our Class A Shares, the U.S. Holder may continue to be subject to the PFIC rules (described above) with respect to its indirect interest in any of our investments that are treated as an equity interest in a PFIC for U.S. federal income tax purposes. U.S. Holders should consult their tax advisors to determine whether any of these elections would be available and, if so, what the consequences of the alternative treatments would be in their particular circumstances.

Unless otherwise provided by the IRS, each U.S. shareholder of a PFIC is required to file an annual report containing such information as the IRS may require. A U.S. Holder’s failure to file the annual report will cause the statute of limitations for such U.S. Holder’s U.S. federal income tax return to remain open with regard to the items required to be included in such report until three years after the U.S. Holder files the annual report, and, unless such failure is due to reasonable cause and not willful neglect, the statute of limitations for the U.S. Holder’s entire U.S. federal income tax return will remain open during such period. Furthermore, recently proposed Treasury Regulations related to PFICs (which will not be effective until finalized) may affect the taxation and reporting obligations of partners of certain U.S. partnerships that invest in PFICs. U.S. Holders should consult their tax advisors regarding the requirements of filing such information returns under these rules.

WE STRONGLY URGE YOU TO CONSULT YOUR TAX ADVISOR REGARDING THE IMPACT OF OUR PFIC STATUS ON YOUR INVESTMENT IN THE SECURITIES AS WELL AS THE APPLICATION OF THE PFIC RULES TO YOUR INVESTMENT IN THE SECURITIES.

Information Reporting and Backup Withholding

Payments of dividends on and sales proceeds from the sale or other disposition of Class A Shares, that are made by a U.S. paying agent or other U.S. intermediary or to an account in the United States, will be reported to the IRS and to the U.S. Holder unless the holder is a corporation or otherwise establishes a basis for exemption. Backup withholding may apply to payments subject to information reporting if the U.S. Holder fails to provide an accurate taxpayer identification number or certification of exempt status. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a U.S. Holder will be refunded (or credited against such U.S. Holder’s U.S. federal income tax liability, if any), provided the required information is furnished to the IRS. Prospective investors should consult their own tax advisors as to their qualification for exemption from backup withholding and the procedure for establishing an exemption.

Certain U.S. Holders may be required to report information relating to their ownership of Class A Shares to the IRS, subject to certain exceptions (including an exception for Class A Shares held in accounts maintained by certain U.S. financial institutions), by filing IRS Form 8938 (Statement of Specified Foreign Financial Assets) with their federal income tax return. U.S. Holders who fail to timely furnish the required information may be subject to a penalty. Additionally, if a U.S. Holder does not file the required information, the statute of limitations with respect to tax returns of the U.S. Holder to which the information relates may not close until three years after such information is filed. U.S. Holders should consult their tax advisors regarding their information reporting obligations with respect to their ownership and disposition of Class A Shares.

THE DISCUSSION ABOVE IS A GENERAL SUMMARY OF U.S. FEDERAL INCOME TAX CONSEQUENCES. IT DOES NOT COVER ALL TAX MATTERS THAT MAY BE OF IMPORTANCE TO A PARTICULAR INVESTOR. ALL PROSPECTIVE PURCHASERS SHOULD CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF OWNING THE CLASS A SHARES, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, NON-U.S. AND OTHER TAX LAWS AND POSSIBLE CHANGES IN TAX LAW.

Material Dutch Tax Considerations

The following summary outlines certain material Dutch tax consequences in connection with the acquisition, ownership and disposal of Class A Shares. All references in this summary to the Netherlands and Dutch law are to the European part of the Kingdom of the Netherlands and its law, respectively, only. The summary does not purport to present any comprehensive or complete picture of all Dutch tax aspects that could be of relevance to the acquisition, ownership and disposal of Class A Shares by a (prospective) holder of Class A Shares who may be subject to special tax treatment under applicable law. The summary is based on the tax laws and practice of the Netherlands as in effect on the date of this prospectus, which are subject to changes that could prospectively or retrospectively affect the Dutch tax consequences.

For purposes of Dutch income and corporate income tax, shares or certain other assets, which may include depositary receipts in respect of shares, legally owned by a third party such as a trustee, foundation or similar entity or arrangement (a “Third Party”), may under certain circumstances have to be allocated to the (deemed) settlor, grantor or similar originator (the “Settlor”) or, upon the death of the Settlor, such Settlor’s beneficiaries (the “Beneficiaries”) in proportion to their entitlement to the estate of the Settlor of such trust or similar arrangement (the “Separated Private Assets”).

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This summary does not address the Dutch tax consequences for a holder of Class A Shares that is considered to be affiliated (gelieerd) to the Company within the meaning of the Dutch Withholding Tax Act 2021 (Wet bronbelasting 2021). Generally, a holder of Class A Shares is considered to be affiliated to the Company for these purposes if (i) it has a qualifying interest in the Company, (ii) the Company has a qualifying interest in such party or (iii) a third party has a qualifying interest in both the Company and such party. A party is equated with any collaborating group of parties of which it forms part. A qualifying interest is an interest that allows the holder to have a decisive influence over the other party’s decisions in such a way that it is able to determine the activities of the other party. A party is in any case considered to have a qualifying interest in another party if it (directly or indirectly) owns more than 50% of the voting rights in such other party.

This summary does not address the Dutch tax consequences of a holder of Class A Shares who is an individual and who has a substantial interest (aanmerkelijk belang) in the Company. Generally, a holder of Class A Shares will have a substantial interest in the Company if such holder of Class A Shares, whether alone or together with such holder’s spouse or partner and/or certain other close relatives, holds directly or indirectly, or as Settlor or Beneficiary of Separated Private Assets (i) (x) the ownership of, (y) certain other rights, such as usufruct, over or (z) rights to acquire (whether or not already issued) shares (including Class A Shares) representing 5% or more of the total issued and outstanding capital (or the issued and outstanding capital of any class of shares) of the Company or (ii) (x) the ownership of or (y) certain other rights, such as usufruct, over profit participating certificates (winstbewijzen) that relate to 5% or more of the annual profit of the Company or to 5% or more of the liquidation proceeds of the Company.

In addition, a holder of Class A Shares has a substantial interest in the Company if such holder, whether alone or together with such holder’s spouse or partner and/or certain other close relatives, has the ownership of, or other rights over, shares, or depositary receipts in respect of shares, in, or profit certificates issued by, the Company that represent less than 5% of the relevant aggregate that either (a) qualified as part of a substantial interest as set forth above and where shares, or depositary receipts in respect of shares, profit certificates and/or rights there over have been, or are deemed to have been, partially disposed of or (b) have been acquired as part of a transaction that qualified for non-recognition of gain treatment.

Furthermore, this summary does not address the Dutch tax consequences of a holder of Class A Shares who:

(a)	is an individual and receives income or realizes capital gains in respect of Class A Shares in connection with such holder’s employment activities or in such holder’s capacity as a (former) board member or (former) supervisory board member; or

(b)	is a resident of any non-European part of the Kingdom of the Netherlands.

PROSPECTIVE HOLDERS OF CLASS A SHARES SHOULD CONSULT THEIR OWN PROFESSIONAL ADVISER WITH RESPECT TO THE DUTCH TAX CONSEQUENCES OF ANY ACQUISITION, OWNERSHIP OR DISPOSAL OF CLASS A SHARES IN THEIR INDIVIDUAL CIRCUMSTANCES.

Dividend Withholding Tax

General

Pursuant to Dutch domestic law, and subject to tax treaty relief, the Company is generally required to withhold dividend withholding tax imposed by the Netherlands at a rate of 15% on dividends distributed by the Company in respect of Class A Shares. For so long as the German and Dutch competent authorities consider the Company to be solely resident in Germany for purposes of the DE - NL tax treaty (See “Item 3. Key Information–D. Risk Factors—Risks Related to Ownership of Our Class A Shares and Warrants—MLI has effects on tax residency” in our Annual Report on Form 20-F for the year ended December 31, 2021, filed with the SEC on March 30, 2022), however, dividends distributed by the Company to a holder of Class A Shares will not be subject to Dutch dividend withholding tax, unless such holder of Class A Shares is resident or deemed to be resident in the Netherlands or such holder of Class A Shares has an enterprise or an interest in an enterprise that is, in whole or in part, carried on through a permanent establishment (vaste inrichting) or a permanent representative (vaste vertegenwoordiger) in the Netherlands and to which enterprise or part of an enterprise, as the case may be, Class A Shares are attributable.

The expression “dividends distributed by the Company” as used herein includes, but is not limited to:

(a)	distributions in cash or in kind, deemed and constructive distributions and repayments of paid-in capital (gestort kapitaal) not recognized for Dutch dividend withholding tax purposes;

(b)	liquidation proceeds, proceeds of redemption of Class A Shares or, as a rule, consideration for the repurchase of Class A Shares by the Company in excess of the average paid-in capital recognized for Dutch dividend withholding tax purposes;

(c)	the par value of Class A Shares issued to a holder of Class A Shares or an increase of the par value of Class A Shares, to the extent that it does not appear that a contribution, recognized for Dutch dividend withholding tax purposes, has been made or will be made; and

(d)	partial repayment of paid-in capital, recognized for Dutch dividend withholding tax purposes, if and to the extent that there are net profits (zuivere winst), unless (i) the shareholders at the General Meeting have resolved in advance to make such repayment and (ii) the par value of the Class A Shares concerned has been reduced by an equal amount by way of an amendment of our articles of association.

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Holders of Class A Shares Resident in the Netherlands or with a Permanent Establishment (vaste inrichting) or a Permanent Representative (vaste vertegenwoordiger) in the Netherlands

Dividends distributed by the Company to a holder of Class A Shares that is resident or deemed to be resident in the Netherlands or that has an enterprise or an interest in an enterprise that is, in whole or in part, carried on through a permanent establishment (vaste inrichting) or a permanent representative (vaste vertegenwoordiger) in the Netherlands and to which enterprise or part of an enterprise, as the case may be, Class A Shares are attributable, will in principle be subject to Dutch dividend withholding tax at a rate of 15%.

A holder of Class A Shares that is an individual that is resident or deemed to be resident in the Netherlands for Dutch tax purposes is generally entitled, subject to the anti-dividend stripping rules described below, to a full credit against its income tax liability, or a full refund, of the Dutch dividend withholding tax.

A holder of Class A Shares that is a legal entity that is resident or deemed to be resident in the Netherlands for Dutch tax purposes is generally entitled, subject to the anti-dividend stripping rules described below, to a full credit against its corporate income tax liability of the Dutch dividend withholding tax. If and to the extent such legal entity cannot credit the full amount of Dutch dividend withholding tax in a given year, the Dutch dividend withholding tax may be carried forward and credited against its corporate income tax liability in subsequent years (without any time limitation).

The two previous paragraphs generally apply to holders of Class A Shares that are neither resident nor deemed to be resident in the Netherlands for Dutch tax purposes if the Class A Shares are attributable to a permanent establishment (vaste inrichting) or a permanent representative (vaste vertegenwoordiger) in the Netherlands of such non-resident holder of Class A Shares.

A holder of Class A Shares that is a legal entity that is resident or deemed to be resident in the Netherlands for Dutch tax purposes that is exempt from Dutch corporate income tax is generally entitled, subject to the anti-dividend stripping rules described below, to a full refund of Dutch dividend withholding tax on dividends received.

According to the anti-dividend stripping rules, no exemption, reduction, credit or refund of Dutch dividend withholding tax will be granted if the recipient of the dividend paid by the Company is not considered the beneficial owner (uiteindelijk gerechtigde) of the dividend as defined in these rules. A recipient of a dividend is not considered the beneficial owner of the dividend if, as a consequence of a combination of transactions, (i) a person (other than the holder of the dividend coupon), directly or indirectly, partly or wholly benefits from the dividend, (ii) such person directly or indirectly retains or acquires a comparable interest in Class A Shares and (iii) such person is entitled to a less favorable exemption, refund or credit of dividend withholding tax than the recipient of the dividend distribution. The term “combination of transactions” includes transactions that have been entered into in the anonymity of a regulated stock market, the sole acquisition of one or more dividend coupons and the establishment of short-term rights or enjoyment on Class A Shares (e.g., usufruct).

Holders of Class A Shares Resident Outside the Netherlands

Dividends distributed by the Company to a holder of Class A Shares not resident or deemed to be resident in the Netherlands for (corporate) income tax purposes and that does not have an enterprise or an interest in an enterprise that is, in whole or in part, carried on through a permanent establishment (vaste inrichting) or a permanent representative (vaste vertegenwoordiger) in the Netherlands and to which enterprise or part of an enterprise, as the case may be, Class A Shares are attributable will not be subject to any Dutch dividend withholding tax.

The Company will, however, in principle be required to withhold Dutch dividend withholding tax on dividends distributed by the Company to holders of Class A Shares that are resident or deemed to be resident in the Netherlands (or to holders of Class A Shares that have an enterprise or an interest in an enterprise that is, in whole or in part, carried on through a permanent establishment (vaste inrichting) or a permanent representative (vaste vertegenwoordiger) in the Netherlands and to which enterprise or part of an enterprise, as the case may be, Class A Shares are attributable). As a result, upon the distribution of a dividend on Class A Shares, the Company will be required to identify the residency of holders of Class A Shares, which may not always be possible in practice. In such a scenario, a holder of Class A Shares not resident or deemed to be resident in the Netherlands for (corporate) income tax purposes and that does not have an enterprise or an interest in an enterprise that is, in whole or in part, carried on through a permanent establishment (vaste inrichting) or a permanent representative (vaste vertegenwoordiger) in the Netherlands and to which enterprise or part of an enterprise, as the case may be, Class A Shares are attributable can submit a digital application for a refund of Dutch dividend withholding tax via http://belastingdienst.nl/refunddividendtax.

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Taxes on Income and Capital Gains

Holders of Class A Shares Resident in the Netherlands: Individuals

A holder of Class A Shares who is an individual resident or deemed to be resident in the Netherlands for Dutch tax purposes will be subject to regular Dutch income tax on the income derived from Class A Shares and the gains realized upon the acquisition, redemption and/or disposal of Class A Shares by the holder thereof, if:

(a)	such holder of Class A Shares has an enterprise or an interest in an enterprise, to which enterprise Class A Shares are attributable; and/or

(b)	such income or capital gain forms “a benefit from miscellaneous activities” (“resultaat uit overige werkzaamheden”) that, for instance, would be the case if the activities with respect to Class A Shares exceed “normal active asset management” (“normaal, actief vermogensbeheer”) or if income and gains are derived from the holding, whether directly or indirectly, of (a combination of) shares, debt claims or other rights (together, a “lucrative interest” (“lucratief belang”)) that the holder thereof has acquired under such circumstances that such income and gains are intended to be remuneration for work or services performed by such holder (or a related person), whether within or outside an employment relation, where such lucrative interest provides the holder thereof, economically speaking, with certain benefits that have a relation to the relevant work or services.

If either of the abovementioned conditions (a) or (b) applies, income derived from Class A Shares and the gains realized upon the acquisition, redemption and/or disposal of Class A Shares will in general be subject to Dutch income tax at the progressive rates up to 49.5%.

If the abovementioned conditions (a) and (b) do not apply, a holder of Class A Shares who is an individual, resident or deemed to be resident in the Netherlands for Dutch tax purposes will not be subject to taxes on income and capital gains in the Netherlands. Instead, such individual is generally taxed at a flat rate of 31% on deemed income from “savings and investments” (“sparen en beleggen”), which deemed income is determined on the basis of the amount included in the individual’s “yield basis” (“rendementsgrondslag”) at the beginning of the calendar year (minus a tax-free threshold). For the 2022 tax year, the deemed income derived from savings and investments will amount to 1.818% of the individual’s yield basis up to and including €50,650, 4.366% of the individual’s yield basis exceeding €50,650 up to and including €962,350 and 5.53% of the individual’s yield basis in excess of €962,350. The tax-free threshold for 2022 is €50,650. The percentages to determine the deemed income will be reassessed every year. In reaction to case law of the Dutch Supreme Court, the Dutch State Secretary for Finance announced in the Decree of 28 June 2022, no. 2022-176296 (Besluit rechtsherstel box 3) that for the year 2022 separate percentages to determine the deemed income will apply if the newly calculated deemed income based on the aforementioned Decree is lower than the deemed income as calculated on the basis of the percentages set out in this paragraph. This may result in a lower amount of income tax due by holders of Class A Shares than under current law.

Holders of Class A Shares Resident in the Netherlands: Corporate Entities

A holder of Class A Shares that is resident or deemed to be resident in the Netherlands for corporate income tax purposes and that is:

●	a corporation;

●	another entity with a capital divided into shares;

●	a cooperative (association); or

●	another legal entity that has an enterprise or an interest in an enterprise to which Class A Shares are attributable,

but that is not:

●	a qualifying pension fund;

●	a qualifying investment institution (fiscale beleggingsinstelling) or a qualifying exempt investment institution (vrijgestelde beleggingsinstelling); or

●	another entity exempt from corporate income tax,

will in general be subject to regular Dutch corporate income tax, generally levied at a rate of 25.8% (15% over profits up to and including €395,000) over income derived from Class A Shares and the gains realized upon the acquisition, redemption and/or disposal of Class A Shares, unless, and to the extent that, the participation exemption (deelnemingsvrijstelling) applies.

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Holders of Class A Shares Resident Outside the Netherlands: Individuals

A holder of Class A Shares who is an individual not resident or deemed to be resident in the Netherlands will not be subject to any Dutch taxes on income derived from Class A Shares and the gains realized upon the acquisition, redemption and/or disposal of Class A Shares, unless:

(a)	such holder has an enterprise or an interest in an enterprise that is, in whole or in part, carried on through a permanent establishment (vaste inrichting) or a permanent representative (vaste vertegenwoordiger) in the Netherlands and to which enterprise or part of an enterprise, as the case may be, Class A Shares are attributable; or

(b)	such income or capital gain forms a “benefit from miscellaneous activities in the Netherlands” (“resultaat uit overige werkzaamheden in Nederland”), which would for instance be the case if the activities in the Netherlands with respect to Class A Shares exceed “normal active asset management” (“normaal, actief vermogensbeheer” or if such income and gains are derived from the holding, whether directly or indirectly, of (a combination of) shares, debt claims or other rights (together, a “lucrative interest” (“lucratief belang”)) that the holder thereof has acquired under such circumstances that such income and gains are intended to be remuneration for work or services performed by such holder (or a related person), in whole or in part, in the Netherlands, whether within or outside an employment relation, where such lucrative interest provides the holder thereof, economically speaking, with certain benefits that have a relation to the relevant work or services.

If either of the abovementioned conditions (a) or (b) applies, income or capital gains in respect of dividends distributed by the Company or in respect of any gains realized upon the acquisition, redemption and/or disposal of Class A Shares will in general be subject to Dutch income tax at the progressive rates up to 49.5%.

Holders of Class A Shares Resident Outside the Netherlands: Legal and Other Entities

A holder of Class A Shares that is a legal entity, another entity with a capital divided into shares, an association, a foundation or a fund or trust, not resident or deemed to be resident in the Netherlands for corporate income tax purposes, will not be subject to any Dutch taxes on income derived from Class A Shares and the gains realized upon the acquisition, redemption and/or disposal of Class A Shares, unless:

(a)	such holder has an enterprise or an interest in an enterprise that is, in whole or in part, carried on through a permanent establishment (vaste inrichting) or a permanent representative (vaste vertegenwoordiger) in the Netherlands and to which enterprise or part of an enterprise, as the case may be, Class A Shares are attributable; or

(b)	such holder has a substantial interest (aanmerkelijk belang) in the Company that (i) is held with the avoidance of Dutch income tax of another person as (one of) the main purpose(s) and (ii) forms part of an artificial structure or series of structures (such as structures that are not put into place for valid business reasons reflecting economic reality).

If one of the abovementioned conditions applies, income derived from Class A Shares and the gains realized upon the acquisition, redemption and/or disposal of Class A Shares will, in general, be subject to Dutch regular corporate income tax levied at a rate of 25.8% (15% over profits up to and including €395,000), unless, and to the extent that, with respect to a holder as described under (a), the participation exemption (deelnemingsvrijstelling) applies.

Gift, Estate and Inheritance Taxes

Holders of Class A Shares Resident in the Netherlands

Gift tax may be due in the Netherlands with respect to an acquisition of Class A Shares by way of a gift by a holder of Class A Shares who is resident or deemed to be resident of the Netherlands at the time of the gift.

Inheritance tax may be due in the Netherlands with respect to an acquisition or deemed acquisition of Class A Shares by way of an inheritance or bequest on the death of a holder of Class A Shares who is resident or deemed to be resident of the Netherlands, or in case of a gift by an individual who at the date of the gift was neither resident nor deemed to be resident in the Netherlands, such individual dies within 180 days after the date of the gift, while that individual, at the time of the individual’s death, is resident or deemed to be resident in the Netherlands.

For purposes of Dutch gift and inheritance tax, an individual with the Dutch nationality will be deemed to be resident in the Netherlands if such individual has been resident in the Netherlands at any time during the ten years preceding the date of the gift or such individual’s death. For purposes of Dutch gift tax, an individual not holding the Dutch nationality will be deemed to be resident of the Netherlands if such individual has been resident in the Netherlands at any time during the twelve months preceding the date of the gift.

Holders of Class A Shares Resident Outside the Netherlands

No gift, estate or inheritance taxes will arise in the Netherlands with respect to an acquisition of Class A Shares by way of a gift by, or on the death of, a holder of Class A Shares who is neither resident nor deemed to be resident of the Netherlands, unless, in the case of a gift of Class A Shares by an individual who at the date of the gift was neither resident nor deemed to be resident in the Netherlands, such individual dies within 180 days after the date of the gift, while being resident or deemed to be resident in the Netherlands.

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Certain Special Situations

For purposes of Dutch gift, estate and inheritance tax, (i) a gift by a Third Party will be construed as a gift by the Settlor and (ii) upon the death of the Settlor as a rule, such Settlor’s Beneficiaries will be deemed to have inherited directly from the Settlor. Subsequently, such Beneficiaries will be deemed the settlor, grantor or similar originator of the Separated Private Assets for purposes of Dutch gift, estate and inheritance tax in the case of subsequent gifts or inheritances.

For the purposes of Dutch gift and inheritance tax, a gift that is made under a condition precedent is deemed to have been made at the moment such condition precedent is satisfied. If the condition precedent is fulfilled after the death of the donor, the gift is deemed to be made upon the death of the donor.

Value Added Tax

No Dutch value added tax will arise in respect of or in connection with the subscription, issue, placement, allotment or delivery of Class A Shares.

Other Taxes and Duties

No Dutch registration tax, capital tax, custom duty, transfer tax, stamp duty or any other similar documentary tax or duty, other than court fees, will be payable in the Netherlands in respect of or in connection with the subscription, issue, placement, allotment or delivery of Class A Shares.

Residency

A holder of Class A Shares will not be treated as a resident, or a deemed resident, of the Netherlands for tax purposes by reason only of the acquisition, or the holding, of Class A Shares or the performance by the Company under Class A Shares.

Material German Tax Considerations

The following section is a description of the material German tax considerations that become relevant when acquiring, owning and/or disposing of Class A Shares as from the date of this prospectus. It is based on the German tax law applicable as of the date of this prospectus without prejudice to any amendments introduced at a later date and implemented with or without retroactive effect.

This section is intended as general information only and does not purport to be a comprehensive or complete description of all potential German tax effects of the acquisition, ownership or disposal of Class A Shares and does not set forth all German tax considerations that may be relevant to a particular person’s decision to acquire Class A Shares. It cannot be ruled out that the German tax authorities or courts may consider an alternative interpretation or application to be correct that differs from the one described in this section.

This section does not describe any German tax considerations or consequences that may be relevant to the acquisition, ownership or disposal of Class A Shares by a shareholder (i) for whom or for a direct or indirect shareholder or beneficiary of whom the income or capital gains derived from the Class A Shares are attributable to employment activities, the income from which is taxable in Germany, or (ii) who exchanges, or has exchanged, other German taxable assets for Class A Shares (or vice versa) under a German tax deferral transaction of the German reorganization tax act (Umwandlungssteuergesetz).

This section does not constitute particular German tax advice and potential purchasers of Class A Shares are urged to consult their own tax advisors regarding the tax consequences of the acquisition, ownership and/or disposal of Class A Shares in light of their particular circumstances with regard to the application of German tax law to their particular situations, in particular with respect to the procedure to be complied with to obtain a relief of withholding tax on dividends and on capital gains (Kapitalertragsteuer) and with respect to the influence of provisions of any applicable income tax treaty on the mitigation of double taxation (each a “tax treaty”), as well as any tax consequences arising under the laws of any state, local or other non-German jurisdiction. A shareholder may include an individual who or an entity that does not have the legal title to the Class A Shares but to whom nevertheless the Class A Shares are attributed for German tax purposes, based either on such individual or entity owning a beneficial interest in the Class A Shares or based on specific statutory provisions.

All of the following is subject to change as from the date of this prospectus. Such changes could apply retroactively and could affect the consequences set forth below. This section does neither refer to any German filing, notification or other German tax compliance aspects nor to foreign account tax compliance act (“FATCA”) aspects.

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Lilium’s Tax Residency Status

We have our statutory seat in the Netherlands and our sole place of management in Germany and are therefore tax resident in Germany as from the date of this prospectus (both under German domestic law and for purposes of the DE - NL tax treaty). Thus, we qualify as a corporation subject to German unlimited liability for corporate income tax purposes and are treated as a resident of Germany under the DE - NL tax treaty. However, because our tax residency depends on future facts regarding our place of management, the German unlimited liability for corporate income tax purposes may change in the future.

We assume for all purposes herein that we shall be tax resident in Germany at all relevant points in time when taxable events may occur.

German Taxation of Holders of Class A Shares

Taxation of Dividends

Withholding Tax on Dividend Payments

Dividends distributed from Lilium to our shareholders are generally subject to German withholding tax, except for certain scenarios in which a dividend is either excluded from the scope of German withholding tax (for example, repayments of capital from the tax contribution account (steuerliches Einlagekonto)) or fully or partially withholding tax exempt, as further described. The withholding tax rate is 25% plus a 5.5% solidarity surcharge (Solidaritätszuschlag) thereon, totaling 26.375% of the gross dividend amount and potentially church withholding tax for shareholders who are private individuals in certain cases (see below). Withholding tax is to be withheld and passed on for the account of the shareholders, depending on the specific circumstances, by a domestic branch of a domestic or foreign credit or financial services institution (Kredit-oder Finanzdienstleistungsinstitut) or by the domestic securities institution (inländisches Wertpapierinstitut) that keeps and administers the Class A Shares and disburses or credits the dividends or disburses the dividends to a foreign agent, or by the securities custodian bank (Wertpapiersammelbank) to which the Class A Shares were entrusted for custody if the dividends are distributed to a foreign agent by such securities custodian bank (each of which is referred to as the “Dividend Paying Agent”). Or, in case the Class A Shares are not held in deposit with a Dividend Paying Agent, Lilium is responsible for withholding and remitting the tax to the competent tax office. Such withholding tax is generally levied and withheld irrespective of whether and to what extent the dividend distribution is taxable at the level of the shareholder and whether the shareholder is a person residing in Germany or in a foreign country.

In the case of dividends distributed to a parent company within the meaning of Art. 3 para. 1 lit. a of the amended EU Directive 2011/96/EU of the Council of November 30, 2011 (the “EU Parent Subsidiary Directive”) domiciled in another Member State of the European Union, withholding tax may be refunded or not levied upon application and subject to further conditions (as set out below). This also applies to dividends distributed to a permanent establishment located in another Member State of the European Union of such a parent company or of a parent company tax resident in Germany if the participation in Lilium is effectively connected with and actually attributed to this permanent establishment. The key prerequisite for the application of the EU Parent Subsidiary Directive is that the shareholder has held a direct participation in the share capital of Lilium of at least 10% for an uninterrupted period of at least twelve months. Further, the foreign resident shareholder must be eligible for purposes of the EU Parent Subsidiary Directive (as set out above) to invoke the reduction, and in addition, no German anti-directive/treaty shopping provision of Section 50d paragraph 3 of the German Income Tax Act (Einkommensteuergesetz) must be applicable.

The withholding tax on dividends distributed to other foreign resident shareholders may be refunded or not levied upon application (as set out below) in accordance with an applicable tax treaty (to 15%, 5% or 0% depending on certain prerequisites) if Germany has concluded such tax treaty with the country of residence of the shareholder and if the shareholder does not hold the Class A Shares either as part of the assets of a permanent establishment or a fixed place of business in Germany or as business assets for which a permanent representative has been appointed in Germany. Further, the foreign resident shareholder must be eligible for tax treaty purposes, and in addition, no limitation of benefits provision in a tax treaty and no German anti-directive/treaty shopping provision of Section 50d paragraph 3 of the German Income Tax Act (Einkommensteuergesetz) must be applicable.

In the case of dividends received by corporate bodies (Körperschaften) who are not tax resident in Germany, i.e., corporate bodies with no registered office or place of management in Germany and if the shares neither belong to the assets of a permanent establishment or fixed place of business in Germany nor are part of business assets for which a permanent representative in Germany has been appointed, two-fifths of the withholding tax deducted and remitted may be refunded or not levied upon application (as set out below) without the need to fulfill all prerequisites required for such refund under the EU Parent Subsidiary Directive or under a tax treaty or if no tax treaty has been concluded between the state of residence of the shareholder, however, likewise subject to the conditions of the aforementioned German anti-directive/treaty shopping provision.

The application for a refund of withholding tax under the EU Parent Subsidiary Directive, a tax treaty or the aforementioned option for foreign corporate bodies is to be filed with the German Federal Central Tax Office (Bundeszentralamt für Steuern) within four years following the end of the calendar year in which the dividends were received. The application shall be made by submitting a completed form for refund (available at the website of the Federal Central Tax Office (http://www.bzst.de) as well as at the German embassies and consulates) together with a withholding tax certificate (Kapitalertragsteuerbescheinigung) issued by the institution that deducted the respective withholding tax. In this case, the refund of deducted withholding tax is procedurally granted in such a manner that the difference between the total amount withheld, including the solidarity surcharge, and the tax liability determined on the basis of the EU Parent Subsidiary Directive (0%) or on the basis of the tax rate set forth in the applicable tax treaty (15%, 5% or 0%) is refunded by the German Federal Central Tax Office.

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If, under fulfilment of the prerequisites of the EU Parent Subsidiary Directive or a tax treaty, withholding tax is not to be levied at all, the relevant shareholder must apply to the German Federal Central Tax Office for the issuance of an exemption certificate (Freistellungsbescheinigung) that documents that the prerequisites for the application of the reduced withholding tax rates have been met. Dividends covered by the exemption certificate of the shareholder are then only subject to the reduced withholding tax rates stipulated in the exemption certificate.

The aforementioned refunds of (or exemptions from) withholding tax are further restricted if (i) the applicable tax treaty provides for a tax reduction resulting in an applicable tax rate of less than 15% and (ii) the shareholder is not a corporation that directly holds at least 10% in the equity capital of Lilium and is subject to tax on its income and profits in its state of residence without being exempt. In this case, the refund of (or exemption from) withholding tax is subject to the following three cumulative prerequisites: (i) the shareholder must qualify as beneficial owner of the shares in a company for a minimum holding period of 45 consecutive days occurring within a period of 45 days prior and 45 days after the due date of the dividends; (ii) the shareholder has to bear (taking into account claims of the shareholder from transactions reducing the risk of changes of the market value of the shares and corresponding claims of related parties of the shareholder) at least 70% of the change in value risk related to the shares in a company during the minimum holding period; and (iii) the shareholder must not be required to fully or largely compensate directly or indirectly the dividends to third parties.

In the absence of the fulfillment of all of the three prerequisites, three-fifths of the withholding tax imposed on the dividends must not be credited against the shareholder’s (corporate) income tax liability but may, upon application, be deducted from the shareholder’s tax base for the relevant assessment period. Furthermore, a shareholder that has received gross dividends without any deduction of withholding tax due to a tax exemption without qualifying for such a full tax credit has (i) to notify the competent local tax office accordingly, (ii) to declare according to the officially prescribed form and (iii) to make a payment in the amount of the omitted withholding tax deduction.

However, these special rules on the restriction of withholding tax credit do not apply to a shareholder whose overall dividend earnings within an assessment period do not exceed €20,000 or that has been the beneficial owner of the shares in a company for at least one uninterrupted year upon receipt of the dividends.

For individual or corporate shareholders tax resident outside Germany not holding the Class A Shares through a permanent establishment (Betriebsstätte) in Germany or as business assets (Betriebsvermögen) for which a permanent representative (ständiger Vertreter) has been appointed in Germany, the remaining and paid withholding tax (if any) is then final (i.e., not refundable) and settles the shareholder’s limited tax liability in Germany. For individual or corporate shareholders tax resident in Germany (for example, those shareholders whose residence, domicile, registered office or place of management is located in Germany) holding their Class A Shares as business assets, as well as for shareholders tax resident outside of Germany holding their Class A Shares through a permanent establishment in Germany or as business assets for which a permanent representative has been appointed in Germany, the withholding tax withheld (including solidarity surcharge) can be credited against the shareholder’s personal income tax or corporate income tax liability in Germany. Any withholding tax (including solidarity surcharge) in excess of such tax liability will be refunded upon receipt of the relevant tax assessment. For individual shareholders tax resident in Germany holding Class A Shares as private assets, the withholding tax is a final tax (Abgeltungsteuer), subject to the exceptions described in the following section.

Taxation of Dividend Income of Shareholders Tax Resident in Germany Holding Class A Shares as Private Assets (Private Individuals)

For individual shareholders (individuals) resident in Germany holding Class A Shares as private assets, dividends are subject to a flat rate tax, which is satisfied by the withholding tax actually withheld (Abgeltungsteuer). Accordingly, dividend income will be taxed at a flat tax rate of 25% plus 5.5% solidarity surcharge thereon totaling 26.375% and church tax (Kirchensteuer) in case the shareholder is subject to church tax because of his or her personal circumstances. An automatic procedure for deduction of church tax by way of withholding will apply to shareholders being subject to church tax, unless the shareholder has filed a blocking notice (Sperrvermerk) with the German Federal Tax Office (details related to the computation of the specific tax rate, including church tax, are to be discussed with the individual tax advisor of the relevant shareholder). Except for an annual lump sum savings allowance (Sparer-Pauschbetrag) of up to €801 (for individual filers) or up to €1,602 (for married couples and for partners in accordance with the registered partnership law (Gesetz über die Eingetragene Lebenspartnerschaft) filing jointly), private individual shareholders will not be entitled to deduct expenses incurred in connection with the capital investment from their dividend income. The constitutionality of the flat-tax withholding tax is currently the subject of a pending procedure at the German Federal Constitutional Court (Bundesverfassungsgericht).

The income tax owed for the dividend income is satisfied by the withholding tax withheld by the Dividend Paying Agent or Lilium. However, if the flat tax results in a higher tax burden as opposed to the private individual shareholder’s personal income tax rate, the private individual shareholder can opt for taxation at his or her personal income tax rate. In that case, the final withholding tax will be credited against the income tax. The option can be exercised only for all capital income from capital investments received in the relevant assessment period uniformly, and married couples as well as partners in accordance with the registered partnership law filing jointly can only jointly exercise the option.

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Exceptions from the flat rate tax (satisfied by withholding the tax at source, Abgeltungswirkung) may apply - that is, only upon application - (i) for shareholders who have a shareholding of at least 25% in Lilium and (ii) for shareholders who have a shareholding of at least 1% in Lilium and work for the Company in a professional capacity, each within the assessment period for which the application is first made. In such a case, the same rules apply as for sole proprietors holding Class A Shares as business assets (see below “—Taxation of Dividend Income of Shareholders Tax Resident in Germany Holding Class A Shares As Business Assets—Sole Proprietors”). Further, the flat rate tax does not apply if and to the extent dividends reduced Lilium taxable income.

Taxation of Dividend Income of Shareholders Tax Resident in Germany Holding Class A Shares As Business Assets

If a shareholder holds Class A Shares as business assets, the taxation of the dividend income depends on whether the respective shareholder is a corporation, a sole proprietor or a partnership.

Corporations

Dividend income of corporate shareholders is exempt from corporate income tax, provided that the corporation holds a direct participation of at least 10% in the share capital of a company at the beginning of the calendar year in which the dividends are paid (participation exemption). The acquisition of a participation of at least 10% in the course of a calendar year (in one instance) is deemed to have occurred at the beginning of such calendar year. Participations in the share capital of the Company that a corporate shareholder holds through a partnership, including co-entrepreneurships (Mitunternehmerschaften), are attributable to such corporate shareholder only on a pro rata basis at the ratio of the interest share of the corporate shareholder in the assets of the relevant partnership. However, 5% of the tax-exempt dividends are deemed to be non-deductible business expenses for tax purposes and therefore are effectively subject to corporate income tax (plus solidarity surcharge); i.e., tax exemption of 95%. Business expenses incurred in connection with the dividends received are entirely tax deductible. The participation exemption does not apply if and to the extent dividends reduced Lilium’s taxable income.

For trade tax purposes, the entire dividend income is subject to trade tax (i.e., the tax-exempt dividends must be added back when determining the trade taxable income), unless the corporate shareholder holds at least 15% of the Company’s registered share capital at the beginning of the relevant tax assessment period (Erhebungszeitraum). In such case, the dividends are not subject to trade tax. However, trade tax is levied on the amount considered to be a non-deductible business expense (amounting to 5% of the dividend). Trade tax depends on the municipal trade tax multiplier applied by the relevant municipal authority. In the case of an indirect participation via a partnership, please refer to the section “—Partnerships” below.

If the shareholding is below 10% in the share capital, dividends are taxable at the applicable corporate income tax rate of 15% plus 5.5% solidarity surcharge thereon and trade tax (the rate of which depends on the applicable municipality levy rate determined by the municipality in which the corporate shareholder has its place of management and permanent establishments, respectively, to which the Class A Shares are attributed).

Special regulations apply that abolish the 95% tax exemption, if Class A Shares are held (i) as trading portfolio (Handelsbestand) assets in the meaning of Section 340e paragraph 3 of the German Commercial Code (Handelsgesetzbuch) by a (a) credit institution (Kreditinstitut), (b) securities institution (Wertpapierinstitut) or (c) financial service institution (Finanzdienstleistungsinstitut) or (ii) as current assets (Umlaufvermögen) by a financial enterprise (Finanzunternehmen) within the meaning of the German Banking Act (Kreditwesengesetz), in case more than 50% of the shares of such financial enterprise are held directly or indirectly by a credit institution, a securities institution or a financial service institution, or (iii) by a life insurance company, a health insurance company or a pension fund in case the shares are attributable to the capital investments, resulting in fully taxable income (any shareholder falling under (i), (ii) or (iii), a “Non-Exempt Corporation”).

Sole Proprietors

For sole proprietors (individuals) resident in Germany holding Class A Shares as business assets, dividends are subject to the partial income rule (Teileinkünfteverfahren). Accordingly, only (i) 60% of the dividend income will be taxed at his/her personal income tax rate plus 5.5% solidarity surcharge thereon and (ii) 60% of the business expenses related to the dividend income are deductible for tax purposes. This does not apply to church tax (if applicable). In addition, the dividend income is entirely subject to trade tax if the Class A Shares are held as business assets of a permanent establishment in Germany within the meaning of the German Trade Tax Act (Gewerbesteuergesetz), unless the shareholder holds at least 15% of the Company’s registered share capital at the beginning of the relevant assessment period. In this latter case, the net amount of dividends, i.e., after deducting directly related expenses, is exempt from trade tax. The trade tax levied will be eligible for credit against the shareholder’s personal income tax liability based on the applicable municipal trade tax rate and the individual tax situation of the shareholder limited to currently up to 4.0 times the trade tax measurement amount (Gewerbesteuer-Messbetrag).

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Partnerships

In case Class A Shares are held by a partnership, the partnership itself is not subject to corporate income tax or personal income tax. In this regard, corporate income tax or personal income tax (and church tax, if applicable) as well as solidarity surcharge are levied only at the level of the partner with respect to their relevant part of the partnership’s taxable income and depending on their individual circumstances:

•	if the partner is a corporation, the dividend income will be subject to corporate income tax plus solidarity surcharge (see above “—Corporations”);

•	if the partner is a sole proprietor, the dividend income will be subject to the partial income rule (see above “—Sole Proprietors”);

•	if the partner is a private individual - only possible if the partnership is not a (operative or deemed) commercial partnership, the dividend income will be subject to the flat tax rate (see above “—Private Individuals”).

In case the partnership is a (operative or deemed) commercial partnership with its place of management in Germany, the dividend income is subject to German trade tax at the level of the partnership, unless the partnership holds at least 15% of a company’s registered share capital at the beginning of the relevant assessment period. In such case, the dividend income is 95% exempt from trade tax to the extent the partners of the partnership are corporations and 40% exempt from trade tax to the extent the partners of the partnership are sole proprietors. Any trade tax levied on the level of the partnership will be eligible for credit against an individual shareholder’s personal income tax liability based on the applicable municipal trade tax rate, depending on the individual tax situation of the shareholder and further circumstances and limited to currently 4.0 times the partial trade tax measurement amount allocable to such individual shareholder.

Partnerships can opt to be treated as a corporation for purposes of German income taxation. If the shareholder is a partnership that has validly exercised such option right, any dividends from the disposal shares or subscription rights are subject to corporate income tax (and, for the avoidance of doubt, trade tax).

Taxation of Dividend Income of Shareholders Tax Resident Outside of Germany

For foreign individual or corporate shareholders tax resident outside of Germany not holding the Class A Shares through a permanent establishment in Germany or as business assets for which a permanent representative has been appointed in Germany, the deducted withholding tax (possibly reduced by way of a tax relief under a tax treaty or domestic tax law, such as in connection with the EU Parent Subsidiary Directive) is final (that is, not refundable) and settles the shareholder’s limited tax liability in Germany, unless the shareholder is entitled to apply for a withholding tax refund or exemption (as set out above in “—Withholding tax on dividend payments”).

In contrast, individual or corporate shareholders tax resident outside of Germany holding the Company’s Class A Shares through a permanent establishment in Germany or as business assets for which a permanent representative has been appointed in Germany are subject to the same rules as applicable (and described above) to shareholders resident in Germany holding the Class A Shares as business assets. The withholding tax withheld (including solidarity surcharge) will generally be credited against the shareholder’s personal income tax or corporate income tax liability in Germany if the prerequisites set out above (see “—Withholding Tax on Dividend Payments”) are fulfilled.

Taxation of Capital Gains

Withholding Tax on Capital Gains

Capital gains realized on the disposal of Class A Shares are only subject to withholding tax if (i) a permanent establishment in Germany of a German or foreign credit or financial institution, (ii) a German securities trading company or (iii) a German securities trading bank stores or administrates or carries out the disposal of the Class A Shares and pays or credits the capital gains. In those cases, the institution (and not the Company) is required to deduct the withholding tax at the time of payment for the account of the shareholder and to pay the withholding tax to the competent tax authority.

In case the Class A Shares in the Company are held (i) as business assets by a sole proprietor, a partnership or a corporation and such shares are attributable to a German business or (ii) in case of a corporation being subject to unlimited corporate income tax liability in Germany, the capital gains are not subject to withholding tax. In case of the aforementioned exemption under (i) the withholding tax exemption is subject to the condition that the paying agent has been notified by the beneficiary (Gläubiger) that the capital gains are exempt from withholding tax. The respective notification has to be filed with the tax office competent for the beneficiary by using the officially prescribed form.

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Taxation of Capital Gains Realized by Shareholders Tax Resident in Germany Holding Class A Shares as Private Assets (Private Individuals)

For individual shareholders (individuals) resident in Germany holding Class A Shares as private assets, capital gains realized on the disposal of Class A Shares are subject to final withholding tax (Abgeltungsteuer). Accordingly, capital gains will be taxed at a flat tax rate of 25% plus 5.5% solidarity surcharge thereon totaling 26.375% and church tax in case the shareholder is subject to church tax because of his or her personal circumstances. An automatic procedure for deduction of church tax by way of withholding will apply to shareholders being subject to church tax unless the shareholder has filed a blocking notice (Sperrvermerk) with the German Federal Central Tax Office (details related to the computation of the specific tax rate, including church tax, are to be discussed with the personal tax advisor of the relevant shareholder). The taxable capital gain is calculated by deducting the acquisition costs of the Class A Shares and the expenses directly and materially related to the disposal from the proceeds of the disposal. Apart from that, except for an annual lump sum savings allowance (Sparer-Pauschbetrag) of up to €801 (for individual filers) or up to €1,602 (for married couples and for partners in accordance with the registered partnership law (Gesetz über die Eingetragene Lebenspartnerschaft) filing jointly), private individual shareholders will not be entitled to deduct expenses incurred in connection with the capital investment from their capital gain.

In case the flat tax results in a higher tax burden as opposed to the private individual shareholder’s personal income tax rate, the private individual shareholder can opt for taxation at his or her personal income tax rate. In that case, the withholding tax (including solidarity surcharge) withheld will be credited against the income tax. The option can be exercised only for all capital income from capital investments received in the relevant assessment period uniformly and married couples as well as for partners in accordance with the registered partnership law filing jointly may only jointly exercise the option.

Capital losses arising from the disposal of the Class A Shares can only be offset against other capital gains resulting from the disposition of the Class A Shares or shares in other stock corporations during the same calendar year. Offsetting of overall losses with other income (such as business or rental income) and other capital income is not possible. Such losses are to be carried forward and to be offset against positive capital gains deriving from the disposal of shares in stock corporations in future years. The constitutionality of such limitation on the offsetting of losses is currently the subject of a pending procedure at the German Federal Constitutional Court.

The final withholding tax (Abgeltungsteuer) will not apply if the seller of the Class A Shares or in case of gratuitous transfer, its legal predecessor, has held, directly or indirectly, at least 1% of the Company’s registered share capital at any time during the five years prior to the disposal. In that case, capital gains are subject to the partial income rule (Teileinkünfteverfahren). Accordingly, only (i) 60% of the capital gains will be taxed at his or her personal income tax rate plus 5.5% solidarity surcharge thereon and church tax (if applicable) and (ii) 60% of the business expenses related to the capital gains are deductible for tax purposes. The withholding tax withheld (including solidarity surcharge) will be credited against the shareholder’s personal income tax liability in Germany.

Taxation of Capital Gains Realized by Shareholders Tax Resident in Germany Holding Class A Shares as Business Assets

If a shareholder holds Class A Shares as business assets, the taxation of capital gains realized on the disposal of such shares depends on whether the respective shareholder is a corporation, a sole proprietor or a partnership:

Corporations

Capital gains realized on the disposal of Class A Shares by a corporate shareholder are generally exempt from corporate income tax and trade tax. However, 5% of the tax-exempt capital gains are deemed to be non-deductible business expenses for tax purposes and therefore are effectively subject to corporate income tax (plus solidarity surcharge) and trade tax; i.e., tax exemption of 95%. Business expenses incurred in connection with the capital gains are entirely tax deductible.

Capital losses incurred upon the disposal of Class A Shares or other impairments of the share value are not tax deductible. A reduction of profit is also defined as any losses incurred in connection with a loan or security in the event the loan or the security is granted by a shareholder or by a related party thereto or by a third person with the right of recourse against the before mentioned persons and the shareholder holds directly or indirectly more than 25% of the Company’s registered share capital.

Special regulations apply, which may exclude aforementioned tax exemptions, if the Company’s Class A Shares are held by a Non-Exempt Corporation.

Sole Proprietors

If the Class A Shares are held by a sole proprietor, capital gains realized on the disposal of the Class A Shares are subject to the partial income rule (Teileinkünfteverfahren). Accordingly, only (i) 60% of the capital gains will be taxed at his or her personal income tax rate plus 5.5% solidarity surcharge thereon and church tax (if applicable) and (ii) 60% of the business expenses related to the dividend income are deductible for tax purposes. In addition, 60% of the capital gains are subject to trade tax if the Class A Shares are held as business assets of a permanent establishment in Germany within the meaning of the German Trade Tax Act (Gewerbesteuergesetz). The trade tax levied will be eligible for credit against the shareholder’s personal income tax liability based on the applicable municipal trade tax rate and the individual tax situation of the shareholder limited to currently up to 4.0 times the trade tax measurement amount.

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Partnerships

In case the Class A Shares are held by a partnership, the partnership itself is not subject to corporate income tax or personal income tax as well as solidarity surcharge (and church tax) since partnerships qualify as transparent for German income tax purposes. In this regard, corporate income tax or personal income tax as well as solidarity surcharge (and church tax, if applicable) are levied only at the level of the partner with respect to their relevant part of the partnership’s taxable income and depending on their individual circumstances:

•	If the partner is a corporation, the capital gains will be subject to corporate income tax plus solidarity surcharge (see above “—Corporations”). Trade tax will be levied additionally at the level of the partner insofar as the relevant profit of the partnership is not subject to trade tax at the level of the partnership. However, with respect to both corporate income and trade tax, the 95%-exemption rule as described above applies. With regard to corporations as partners, special regulations apply if they are held by a Non-Exempt Corporation, as described above.

•	If the partner is a sole proprietor (individual), the capital gains are subject to the partial income rule (see above “—Sole Proprietors”).

In addition, if the partnership is liable to German trade tax, 60% of the capital gains are subject to trade tax at the level of the partnership, to the extent the partners are individuals, and 5% of the capital gains are subject to trade tax, to the extent the partners are corporations. However, if a partner is an individual, any trade tax paid on the level of the partnership will be eligible for credit against an individual partner’s personal income tax liability based on the applicable municipal trade tax rate and depending on the individual tax situation of the individual and further circumstances, limited to currently 4.0 times of the partial trade tax measurement (Gewerbesteuer-Messbetrag).

Partnerships can opt to be treated as a corporation for purposes of German income taxation. If the shareholder is a partnership that has validly exercised such option right, any capital gains from the disposal shares or subscription rights are subject to corporate income tax (and, for the avoidance of doubt, trade tax).

Taxation of Capital Gains Realized by Shareholders Tax Resident Outside of Germany

Capital gains realized on the disposal of the Class A Shares by a shareholder tax resident outside of Germany are subject to German taxation provided that (i) the Class A Shares are held as business assets of a permanent establishment or as business assets for which a permanent representative has been appointed in Germany or (ii) the shareholder or, in case of a gratuitous transfer, its legal predecessor has held, directly or indirectly, at least 1% of the Company’s share capital at any time during a five years period prior to the disposal.

In these cases, capital gains are generally subject to the same rules as described above for shareholders resident in Germany. However, if capital gains are realized in case (ii) above by corporations tax resident outside of Germany which are not Non-Exempt Corporations, these capital gains are fully tax exempt under German tax law according to the case law of the German Federal Fiscal Court (Bundesfinanzhof). Additionally, except for the cases referred to in (i) above, most tax treaties concluded by Germany provide for a full exemption from German taxation except if the Company is considered a real estate holding entity for treaty purposes.

Solidarity Surcharge

The solidarity surcharge has been partially abolished or reduced as of the assessment period 2021 for certain German taxpayers. The solidarity surcharge continues, however, to apply for corporate income tax and capital investment income and, thus, on withholding taxes levied. In case the individual income tax burden for an individual holder is lower than 25% the holder can apply for his or her capital investment income being assessed at his or her individual tariff-based income tax rate in which case solidarity surcharge would be refunded.

Inheritance and Gift Tax

The transfer of Class A Shares to another person by way of succession or donation is subject to German inheritance and gift tax (Erbschaft-und Schenkungsteuer) if at the time of transfer:

(i)	the decedent, the donor, the heir, the donee or any other beneficiary has his/her/its residence, domicile, registered office or place of management in Germany or is a German citizen who has not stayed abroad for more than five consecutive years without having a residence in Germany; or

(ii)	(irrespective of the personal circumstances) the Class A Shares are held by the decedent or donor as business assets for which a permanent establishment in Germany is maintained or a permanent representative is appointed in Germany; or

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(iii)	(irrespective of the personal circumstances) at least 10% of the registered share capital of Lilium is held directly or indirectly by the decedent or person making the gift, himself or together with a related party in terms of Section 1(2) German Foreign Tax Act (Außensteuergesetz).

Special regulations apply to German citizens who maintain neither a residence nor their domicile in Germany but maintain a residence or domicile in a low tax jurisdiction and to former German citizens, also resulting in inheritance and gift tax. The few tax treaties on inheritance and gift tax that Germany has entered into may limit the German right to inheritance and gift tax to the case described under (i) above, and with certain restrictions, in case of (ii).

Value Added Tax (VAT)

No German value added tax (Umsatzsteuer) will arise in respect of any acquisition, ownership and/or disposal of the Class A Shares unless in certain cases where a waiver of an applicable VAT exemption occurs. Any such waiver would require a supply of shares from one person taxable for VAT purposes to the enterprise of another VAT taxable person.

Transfer Taxes

No German capital transfer tax (Kapitalverkehrsteuer) or stamp duty (Stempelgebühr) or similar taxes are levied when acquiring, owning or disposing Class A Shares. Net wealth tax (Vermögensteuer) is currently not levied in Germany. German real estate transfer tax (Grunderwerbsteuer) may only be attracted by the acquisition or sale of Class A Shares or certain comparable transactions under very specific circumstances if Lilium, or a subsidiary entity to Lilium own German situs real estate at such time, with “ownership” and “real estate” both having an extended meaning under the German Real Estate Transfer Tax Act (Grunderwerbsteuergesetz).

The European Commission has published a proposal for a directive for a common financial transactions tax (“FTT”) in certain participating member states of the European Union, including Germany. The proposed FTT has a very broad scope and could, if introduced in the form of the proposal, apply to certain dealings in the Class A Shares (including secondary market transactions) in certain circumstances. However, the proposed FTT remains subject to negotiations between the participating member states and it is currently unclear in what form and when an FTT would be implemented, if at all. Prospective holders of the Class A Shares are advised to monitor future developments closely and to seek their own professional advice in relation to the FTT.

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PLAN OF DISTRIBUTION

The Class A Shares offered by this prospectus and any supplement hereto are being offered by the selling securityholder, Tumim. We cannot currently determine the price or prices at which our Class A Shares may be sold by the selling securityholder under this prospectus or any supplement hereto. The Class A Shares may be sold or distributed from time to time by the selling securityholder directly to one or more purchasers or through brokers, dealers or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices or at fixed prices, which may be changed. The sale of the Class A Shares offered by this prospectus and any supplement hereto could be effected in one or more of the following methods:

•	ordinary brokers’ transactions;

•	transactions involving cross or block trades;

•	through brokers, dealers or underwriters who may act solely as agents;

•	“at the market” into an existing market for the Class A Shares;

•	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

•	in privately negotiated transactions; or

•	any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the Class A Shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the Class A Shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

Tumim is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

Tumim has informed us that it intends to use one or more registered broker-dealers to effectuate all sales, if any, of our Class A Shares that it has acquired and may in the future acquire from us pursuant to the Purchase Agreement. Such sales will be made at prices and at terms then prevailing or at prices related to the then current market price. Each such registered broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. Tumim has informed us that each such broker-dealer will receive commissions from Tumim that will not exceed customary brokerage commissions.

Brokers, dealers, underwriters or agents participating in the distribution of the Class A Shares offered by this prospectus may receive compensation in the form of commissions, discounts or concessions from the purchasers, for whom the broker-dealers may act as agent, of the Class A Shares sold by the selling securityholder through this prospectus. The compensation paid to any such particular broker-dealer by any such purchasers of our Class A Shares sold by the selling securityholder may be less than or in excess of customary commissions. Neither we nor the selling securityholder can presently estimate the amount of compensation that any agent will receive from any purchasers of Class A Shares sold by the selling securityholder.

We know of no existing arrangements between the selling securityholder or any other securityholder, broker, dealer, underwriter or agent relating to the sale or distribution of the Class A Shares offered by this prospectus.

We may from time to time file with the SEC one or more supplements to this prospectus or amendments to the registration statement of which this prospectus forms a part to amend, supplement or update information contained in this prospectus, including, if and when required under the Securities Act, to disclose certain information relating to a particular sale of Class A Shares offered by this prospectus by the selling securityholder, including the names of any brokers, dealers, underwriters or agents participating in the distribution of such Class A Shares by the selling securityholder, any compensation paid by the selling securityholder to any such brokers, dealers, underwriters or agents and any other required information.

We will pay the expenses incident to the registration under the Securities Act of the offer and resale of the Class A Shares covered by this prospectus by Tumim. As consideration for its irrevocable commitment to purchase our Class A Shares under the Purchase Agreement, we have issued to Tumim 262,697 Class A Shares as Commitment Shares. We also reimbursed Tumim for the fees and disbursements of its counsel incurred in connection with the Purchase Agreement in the amount of $75,000.

We have also agreed to indemnify Tumim and certain other persons against certain liabilities in connection with the offering of our Class A Shares offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contributes amounts required to be paid in respect of such liabilities. Tumim has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by Tumim specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

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Tumim has agreed that, during the term of the Purchase Agreement, neither Tumim, nor any of its agents, representatives or affiliates will directly or indirectly, (i) engage in or effect any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our Class A Shares or (ii) execute any stock pledge, forward sales contract, option, put, call, swap or similar hedging arrangement (including on a total return basis), which establishes a net short position with respect to our Class A Shares.

We have advised the selling securityholder that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the selling securityholder, any affiliated purchasers and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by that prospectus.

This offering will terminate on the date that all of our Class A Shares offered by this prospectus have been sold by the selling securityholder.

Our Class A Shares are currently listed on the Nasdaq Global Select Market under the symbol “LILM.”

EXPENSES RELATED TO THE OFFERING

Set forth below is an itemization of the total expenses that are expected to be incurred by us in connection with the Class A Shares being registered hereby and the offer and sale of our Class A Shares by the selling securityholder. With the exception of the SEC registration fee, all amounts are estimates.

Amount
SEC Registration Fee*	$5,468
Legal fees and expenses	725,000
Accounting fees and expenses	125,000
Miscellaneous expenses	44,532
Total	$900,000

*    Previously paid.

LEGAL MATTERS

Freshfields Bruckhaus Deringer LLP has advised us on certain legal matters as to Dutch law, including the issuance of the Class A Shares offered by this prospectus. We have been advised on U.S. securities matters by Freshfields Bruckhaus Deringer US LLP.

EXPERTS

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2021 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 4 to the financial statements) of PricewaterhouseCoopers GmbH Wirtschaftsprüfungsgesellschaft, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PricewaterhouseCoopers GmbH Wirtschaftsprüfungsgesellschaft is a member of the Chamber of Public Accountants (Wirtschaftsprüferkammer), Berlin, Germany. The current address of PricewaterhouseCoopers GmbH Wirtschaftsprüfungsgesellschaft, is Bernhard-Wicki-Straße 8, 80636 Munich, Germany.

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WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement (including amendments and exhibits to the registration statement) on Form F-1 (the “Prior Registration Statement”) and a post-effective amendment no. 1 to that Form F-1 on Form F-3 (including exhibits thereto), in each case under the Securities Act, converting the Prior Registration Statement into a registration statement on Form F-3 and containing an updated prospectus relating to the Class A Shares registered for issuance and resale in the Prior Registration Statement (the “Registration Statement”). This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit. We are subject to the informational requirements of the Exchange Act that are applicable to foreign private issuers. Accordingly, we are required to file or furnish reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. The SEC maintains an Internet website that contains reports and other information regarding issuers that file electronically with the SEC. Our filings with the SEC are available to the public through the SEC’s website at http://www.sec.gov. As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal and selling shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. We maintain a corporate website at www.lilium.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely for informational purposes.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with or furnish to them. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

We incorporate by reference the documents listed below and any documents filed with the SEC in the future under Sections 13(a), 13(c) and 15(d) of the Exchange Act until the offerings made under this prospectus are completed:

•	our Annual Report on Form 20-F for the fiscal year ended December 31, 2021, filed with the SEC on March 30, 2022;

•	the description of the securities contained in our registration statement on Form 8-A filed on August 11, 2021 pursuant to Section 12 of the Exchange Act, together with all amendments and reports filed for the purpose of updating that description;

•	any future filings on Form 20-F made with the SEC under the Exchange Act after date of this prospectus and prior to the termination of the offering of the securities offered by this prospectus;

•	the first paragraph of the Explanatory Note of our Report on Form 6-K, filed with the SEC on June 1, 2022;

•	the information in the Explanatory Note and under the headings “Recent Developments” and “Risk Factors” of our Report on Form 6-K, filed with the SEC on June 14, 2022;

•	our Reports on Form 6-K, filed with the SEC on February 28, 2022, June 6, 2022, September 27, 2022 and September 28, 2022; and

•	any future reports on Form 6-K that we furnish to the SEC after the date of this prospectus that are identified in such reports as being incorporated by reference in this prospectus.

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We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above that have been or may be incorporated by reference into this prospectus other than exhibits that are not specifically incorporated by reference into those documents. You can request those documents from:

Roger Franks

c/o Lilium Aviation Inc.

2385 N.W. Executive Center Drive, Suite 300

Boca Raton, Florida 33431

Telephone: 561-526-8460

We have not and the selling securityholder has not authorized any other person to provide you with any information other than the information contained in this prospectus and the documents incorporated by reference herein. We do not and the selling security does not take responsibility for, or provide any assurance as to the reliability of, any different or additional information. We are not and the selling securityholder is not making an offer to sell any securities in any jurisdiction where the offer or sale is not permitted. You should assume the information appearing in this prospectus and the documents incorporated by reference herein are accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

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LILIUM N.V.

PROSPECTUS

October 12, 2022